As filed with the Securities and Exchange Commission on ________, 1999

                                          Registration Statement No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

                          AMERICAN QUANTUM CYCLES, INC.
                 (Name of Small Business Issuer in Its Charter)
                                   ----------

               Florida                                  3751                               59-2651232
   (State or Other Jurisdiction of          (Primary Standard Industrial                (I.R.S. Employer
   Incorporation or Organization)              Classification Number)                  Identification No.)

                            -------------------------

              Richard Hagen, President and Chief Executive Officer
                      American Quantum Cycles Incorporated
                                731 Washburn Road
                            Melbourne, Florida 32934
                                 (407) 752-0008

            (Name, Address and Telephone Number of Agent For Service)
                         ------------------------------

                                731 Washburn Road
                            Melbourne, Florida 32934
                                 (407) 752-0008

          (Address and Telephone Number of Principal Executive Offices)

                         ------------------------------
                        Copies of all communications to:

            James M. Schneider, Esq.                  Bert L. Gusrae, Esq.
            Robert J. Burnett, Esq.                   David A. Carter, P.A.
      Atlas, Pearlman, Trop & Borkson, P.A.             2300 Glades Road
     200 East Las Olas Boulevard, Suite 1900          Suite 210, West Tower
            Fort Lauderdale, FL 33301                 Boca Raton, FL 33431
           Telephone:  (954) 763-1200              Telephone:  (561) 750-6999
          Facsimile No. (954) 766-7800            Facsimile No. (561) 367-0960

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                                   ----------

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                                                  CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Title of Each                         Shares                 Proposed Maximum           Proposed Maximum             Amount Of
Class of Securities                   To Be                  Offering Price             Aggregate Offering           Registration
To Be Registered                      Registered             Per Share                  Price                        Fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value                            1,840,000(1)            $    5.00(2)              $  9,200,000(2)           $2,556.60
                                         ===========              ==========                =============             ==========

Representative's Warrants
each to purchase one share
of Common Stock, $.001
par value                                    160,000               $    .001                 $        150                      (3)

Common Stock,
$.001 par value                              160,000(4)            $    8.25(2)              $  1,320,000(2)           $  366.96

Common Stock,
$.001 par value                              678,000(5)            $    1.14(6)              $    779,920              $  214.87

Common Stock,
$.001 par value                              250,000(7)            $    4.00                 $  1,000,000              $  278.00

---------------------------------------------------------------------------------------------------------------------------------

Amount Due...........................................................................................                  $3,416.43
                                                                                                                      ==========
---------------------------------------------------------------------------------------------------------------------------------

(1) Assumes the Underwriter's over-allotment option to purchase 240,000 additional shares of Common Stock is exercised in full.
(2)      Estimated solely for purposes of calculating the registration fee.
(3)      No Registration Fee required pursuant to Rule 457(g).
(4) Issuable upon the exercise of the Underwriter's Warrants together with an indeterminate number of shares of Common Stock that may be issuable by reason of the anti-dilution provisions contained therein.
(5) Includes 678,000 shares of the Company's Common Stock being offered by Selling Security Holders pursuant to the Alternate Prospectus.
         See "Concurrent Offering."
(6)      Calculated pursuant to rule 457(c).
(7) Includes 250,000 shares of the Company's Common Stock issuable upon the exercise of options exercisable at $4.00 per share being offered by the Selling Securityholders pursuant to the Alternate Prospectus. See "Concurrent Offering."


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

         This Registration Statement covers the primary offering of Shares of Common Stock by American Quantum Cycles, Inc. (the "Company") and the offering of securities by certain selling securityholders (the "Selling Securityholders"). The Company is registering, under the primary prospectus ("Primary Prospectus"), 1,600,000 shares of Common Stock (excluding shares of Common Stock issuable upon exercise of the Underwriter's Over-Allotment Option). The Company is registering, on behalf of the Selling Securityholders, under an alternate prospectus ("Alternate Prospectus"), 928,000 shares of Common Stock of the Company including 250,000 shares of common stock issuable upon exercise of warrants and options. The Alternate Prospectus pages, which follow the Primary Prospectus, contain certain sections which are to be combined with all of the sections contained in the Primary Prospectus, with the following exceptions: the front and back cover pages, and the sections entitled "The Offering" and "Selling Securityholders". In addition, the sections entitled "Concurrent Offering" and "Plan of Distribution" will be added to the Alternate Prospectus. Furthermore, all references contained in the Alternate Prospectus to the "offering" shall refer to the Company's Offering under the Primary Prospectus.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

--------------------------------------------------------------------------------
                                                                      Prospectus

                          AMERICAN QUANTUM CYCLES, INC.
                        1,600,000 SHARES OF COMMON STOCK
                               $________ PER SHARE

American Quantum Cycles, Inc.                                           We are a development stage company attempting
731 Washburn Road                                                       to manufacture and mass market custom made motorcycles
Melbourne, FL 71934                                                     and motorcycle accessories. We plan to sell our
                                                                        motorcycles and accessories primarily through a
                                                                        network of authorized dealers.
                                    Per Share           Total
                                    ---------           -----           We are offering 1,600,000 shares of our Common
                                                                        Stock through Barron Chase Securities, Inc., our
Offering Price                      $_______           $_______         underwriter. The chart to the immediate left shows
Underwriting discounts              $_______           $_______         the basic terms of the Offering. The Offering price
Proceeds to American                                                    may be more than the market price of our Common Stock
Quantum Cycles, Inc.                $_______           $_______         after the Offering.

                        Our Common Stock currently trades
                       on the OTC Bulletin Board under the
                              Trading Symbol "AMQC"
 On March 8, 1999, the Closing Bid Price for our Common Stock was $1.14.

                 We are attempting to register our Common Stock
                for trading on the American Stock Exchange under
                              the symbol ________.

                               -------------------


This Investment Involves A High Degree of Risk. You Should Purchase Shares Only If You Can Afford A Complete Loss. See "High Risk Factors" Beginning On Page 6.

                               -------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------

                          BARRON CHASE SECURITIES, INC.
                                     [DATE]


--------------------------------------------------------------------------------


                                             TABLE OF CONTENTS

                                                                                                             Page
                                                                                                             ----
Prospectus Summary........................................................................................     3

High Risk Factors.........................................................................................     6

Use of Proceeds...........................................................................................    12

Dividend Policy ..........................................................................................    13

Capitalization............................................................................................    14

Selected Financial Information............................................................................    15

Management's Discussion and Analysis
 and Plan of Operation ...................................................................................    16

Business..................................................................................................    19

Management................................................................................................    27

Principal Shareholders....................................................................................    33

Certain Relationships and Related Transactions............................................................    34

Concurrent Offering.......................................................................................    35

Description of Securities.................................................................................    35

Shares Eligible for Future Sale...........................................................................    36

Underwriting..............................................................................................    37

Legal Matters.............................................................................................    39

Experts...................................................................................................    39

Additional Information ...................................................................................    39

Index to Financial Statements.............................................................................   F-1

                                        2

                               PROSPECTUS SUMMARY

         THIS PROSPECTUS SUMMARY ONLY HIGHLIGHTS CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU IN MAKING A DECISION OF WHETHER OR NOT TO INVEST. TO FULLY UNDERSTAND OUR COMPANY AND THIS OFFERING, YOU SHOULD READ THE ENTIRE PROSPECTUS. MOST IMPORTANTLY, YOU SHOULD READ THE "HIGH RISK FACTORS" BEGINNING ON PAGE 6.

                                   THE COMPANY

         We are a development stage company attempting to manufacture and mass market American-made, high performance, custom made, V-twin engine cruisers and touring style motorcycles. We believe that ordering the parts we require to make our motorcycles on an as-needed basis, instead of carrying a large inventory, will allow us to minimize our production costs and enable us to mass produce high quality motorcycles. Our executive offices are located at 731 Washburn Road, Melbourne, Florida 32934. Our telephone number is (407) 752-0008 and our facsimile number is (407) 752-0550.

          MANUFACTURING. Since May 1997, when we began our motorcycle manufacturing operations, we have manufactured 36 motorcycles 22, of which were sold, 11 of which are being used for marketing and promotion and 3 of which are being used for testing purposes. During the next 12 months, we anticipate our motorcycle production capacity will increase and we will be capable of producing an additional 1,000 motorcycles.

         GOVERNMENT REGULATIONS. The motorcycle manufacturing industry is subject to a great deal of government regulation. Our motorcycles have been tested by state and federal authorities to determine if they meet environmental standards and have received EPA certification for 49 states (not including California).

         MARKETING AND SALES. We intend to sell our motorcycles primarily through independently-owned full-service dealerships whom we authorize. We also intend to sell directly to consumers through various media including the Internet in those areas in which we have no authorized Company dealerships.

         COMPETITION. We will compete directly with Harley-Davidson, Honda, Suzuki, Kawasaki, Yamaha and Excelsior Henderson. Harley-Davidson, with a market share of approximately 48% of new U.S. cruiser type motorcycle registrations, will most likely be our primary competitor. The U.S. and worldwide motorcycle markets are highly competitive and all of our existing competitors have resources and sales histories that are substantially greater than ours.

                                  THE OFFERING

Common Stock outstanding prior to the Offering................         9,166,235

Common Stock offered .........................................         1,600,000 shares

Common Stock outstanding after the Offering...................         10,766,235  shares *

Use of Proceeds...............................................         We intend to use the net proceeds from
                                                                       the Offering for (i) the repayment of
                                                                       an aggregate of $2,260,313
                                                                       indebtedness; (ii) the purchase of
                                                                       various hardware and software which
                                                                       will manage all internal operating
                                                                       facets of the Company including
                                                                       financial information, computer
                                                                       hardware and materials handling
                                                                       equipment; and (iii) costs of goods and
                                                                       operating expenses. See "Use of
                                                                       Proceeds" beginning on page 12.

High Risk Factors.............................................         The Offering involves a high degree of
                                                                       risk and immediate substantial dilution.
                                                                       See "High Risk Factors" beginning on
                                                                       page 6.
---------------------

*     Assumes that the Underwriters over-allotment option is not exercised. See the section entitled
      "Underwriting" on page 37 of this Prospectus. Includes an aggregate of 678,000 shares of
      Common Stock being offered by the Selling Securityholders pursuant to the Alternative
      Prospectus. See "Concurrent Offering." Does not include (i) 150,000 shares of Common Stock issuable upon the exercise of the Representatives Warrants; and (ii) an aggregate of 4,025,000 shares of Common Stock issuable upon the exercise of outstanding options of which 250,000 are being registered pursuant to the Alternative Prospectus.  See the sections of this Prospectus entitled "Management - Stock Options" "Description of Securities" and "Underwriting."

                                        4

                                           SUMMARY FINANCIAL INFORMATION

                                            For the year ended                   For the six months ended
                                                 April 30                               October 31
                                             1998           1997                   1998          1997
                                             ----           ----                   ----          ----
                                                                                       (unaudited)
STATEMENT OF
OPERATIONS DATA:

Revenues                            $      192,856     $            0       $     475,714       $     23,676

Total costs and expenses                 2,824,567              2,634           3,190,835            595,206
                                    --------------     --------------       -------------       ------------

Net loss                            $   (2,631,711)    $       (2,634)      $  (2,715,121)      $   (571,530)
                                    ==============     ==============       =============       ============

Weighted average
   shares outstanding                    2,007,844            591,716           3,706,908          3,502,009
                                    ==============     ==============       =============       ============

Net loss per common
    share outstanding               $      (1.311)     $     ( 0.004)       $      (0.732)      $    ( 0.163)
                                    ==============     ==============       =============       ============

                                                 As of                   As of
                                             April 30, 1998         October 31, 1998        Adjusted (1)
                                             --------------         ----------------        ------------
                                                                       (unaudited)

Balance Sheet Data:
Current assets                              $      886,836         $     6,071,411           $  10,442,598

Working capital                             $   (2,162,614)        $    (4,109,524)          $   3,932,916

Total assets                                $    1,864,216         $     7,517,866           $  11,989,053

Total liabilities                           $    3,167,426         $    10,312,698           $   6,641,445

Shareholders' equity (deficit)              $   (1,303,210)        $    (2,794,832)          $   5,347,608

--------------------------

(1) Adjusted to show the effect of the sale of 1,600,000 shares of common stock we are offering to you at a price of $5.00 per share. See "Use of Proceeds."

                                HIGH RISK FACTORS

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE OR CONTRIBUTE TO SUCH DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

LIMITED OPERATING HISTORY; CONTINUED OPERATING LOSSES

         Although we were incorporated in 1986, we did not begin manufacturing motorcycles until May 1997. To date, we have only manufactured 36 motorcycles of which 22 were sold. Due to our short operating history and limited number of motorcycle sales, we do not have any significant revenues. Investors in this Offering therefore will have little, if any, meaningful information about us which may help you evaluate whether we will ever be able to successfully manufacture and market our motorcycles or whether an investment in us will be profitable or unprofitable.

          Because we have such a short operating history and such limited sales, we will face all the risks and problems associated with a new developmental stage business including the existence of operating losses. For example, between the time of our incorporation through October 31, 1998, we incurred cumulative losses of $5,349,466 and an accumulated deficit of $2,794,832. We anticipate our losses will continue in the future unless we are able to produce revenue from sales of our motorcycles.

PRODUCT PROTECTION, EXPIRATION OF PATENTS AND PATENTS PENDING AND INFRINGEMENT RISKS

         Our success depends upon our motorcycle-related proprietary technology. We rely on a combination of contractual rights, patents, trade secrets, know-how, trademarks, non-disclosure agreements and technical measures to establish and protect our rights, most of which we license from third parties pursuant to an exclusive licensing agreement. We cannot assure you that we can protect our rights to prevent third parties from using or copying our technology.

         We believe that we independently developed our technology and that it does not infringe on the proprietary rights or trade secrets of others. However, we cannot assure you that we have not infringed on the technologies of third parties or that third parties will not make infringement violation claims against us. Any infringement claims may have a negative effect on our ability to manufacture motorcycles.

GOVERNMENT REGULATION

         We are subject to direct regulation by the Department of Transportation, Environmental Protection Agency and Federal Trade Commission as well as other local, state and federal agencies. Compliance with the regulations established by these agencies is very costly and affects our manufacturing process. Any changes in the laws or regulations imposed on us by these agencies could significantly increase our motorcycle production costs and could have a very negative effect on our business.

DISCRETIONARY PRODUCT

         Purchases of motorcycles, such as the premium heavyweight motorcycles that we are attempting to mass produce, are considered discretionary for consumers. Our success will therefore be influenced by a number of economic factors affecting discretionary consumer spending, such as employment levels, business conditions, interest rates and taxation rates, all of which are not under our control. Adverse economic changes affecting these factors may restrict consumer spending and thereby adversely affect our growth and profitability.

RISK OF DEFECTS; PRODUCT LIABILITY RISK

         Our motorcycles may have unanticipated defects which could require us to recall them. A product recall could delay or even halt production until we are able to correct any such defects. Recalls may also have a materially negative effect on the brand image and public perception of our motorcycles and any other products we develop and thereby adversely effect our future sales. Such recalls or other defects would also require substantial expenditures to correct.

         Given the nature of our products, we expect that we will be subject to potential product liability claims that could, in the absence of sufficient insurance coverage, have a material adverse impact on our business. Although we intend to obtain adequate insurance coverage prior to commencing mass production, there can be no assurance that we will be able to secure or maintain adequate liability insurance to cover all product liability claims. As a new market entrant, any large product liability suits occurring early in our mass marketing operations may significantly adversely affect our ability to market our motorcycles.

POTENTIAL EXPOSURE TO ENVIRONMENTAL LIABILITIES

         Our business operations and facilities are subject to a number of federal, state and local environmental laws and regulations. Although our management believes that our operations and facilities are in material compliance with such laws and regulations, the risk of environmental liabilities cannot be completely eliminated. There can be no assurance that future changes in such laws, regulations or the nature of our operations will not require us to make significant additional capital expenditures to ensure compliance in the future. Our failure to comply with environmental laws could result in the termination of our operations, impositions of fines, or liabilities in excess of our capital resources. We do not maintain environmental liability insurance, and if we are required to pay the expenses related to any environmental liabilities, such expenses could have a material adverse effect on our operations.

REGULATORY APPROVAL RISKS

         We will be required to obtain approvals and make certifications regarding compliance with federal, state and local regulations regarding the noise, emissions and safety characteristics of our motorcycles. In addition, our manufacturing facility will be required to comply with environmental and safety standards. The potential delays and costs that could result from obtaining such regulatory approvals and complying with, or failing to comply with, such regulations could result in delays in motorcycle production and adversely affect operating results.

COMPETITION

         The market for the type of motorcycles we manufacture is extremely competitive and we expect that competition will increase in the future. Our competitors include many large companies that have substantially greater market presence and financial resources than we do. For example, we will compete with Harley- Davidson, Honda, Kawasaki, Yamaha, Excelsior Henderson and other national, regional and local companies.

         We believe that our ability to compete successfully depends on a number of factors including:

         o        design of high performance and quality motorcycles;
         o        market presence;

         o        timely delivery of our motorcycles;
         o        competitive pricing policies;
         o the timing and introduction of our products and services into the market; and
         o our ability to keep up with existing and emerging industry trends.

           Current or increased competition may either prevent us from entering or maintaining a place in the motorcycle manufacturing market. We cannot guarantee that we will have the financial resources or marketing and manufacturing capabilities to compete successfully. If we cannot successfully compete, we probably will be forced to terminate our operations. See "Business Competition"

DISTRIBUTION NETWORK; ABILITY TO SUPPORT DEALERS

         We expect to derive substantially all of our revenue from sales through independent dealers. As of February 1999, we executed agreements with 23 dealers. The agreements may be terminated by either party at any time. We do not yet know how successful these dealers will be in selling our motorcycles. Furthermore, we do not have any history or experience in establishing or maintaining such dealer support, and there can be no assurance that we will be able to successfully support our dealer network. If we are unable to provide such support, we may lose dealers and, consequently, distribution of our products would be adversely affected. In addition, most of our dealers will offer competitive products manufactured by third parties. There can be no assurance that our dealers will give priority to our products as compared to competitors' products. Finally, we will need to attract additional or replacement dealers to sell our products. There can be no assurance that we will be able to convince a sufficient number of additional or replacement dealers that our products will be a successful and profitable line, or that such additional or replacement dealers will be successful in selling our products. Any reduction or delay in sales of our products by our dealers would have a material adverse effect on our business, operating results or financial condition.

RISKS OF DEVELOPMENT IN GENERAL

         We cannot assure you that we will ever be able to successfully manufacture and sell our motorcycles on a large enough scale to produce revenues that will enable us to continue our operations or provide you with a return on your investment. Results of our operations in the future will be influenced by many factors including:

         o        technological developments
         o        competition
         o        regulation
         o        increases in expenses associated with sales growth
         o        market acceptance of our products
         o the capacity to expand and maintain the quality of our motorcycles and related services
         o        development of a dealer organization
         o        favorable sourcing of supplies
         o recruitment of highly skilled employees and integration of such persons into a cohesive organization
         o        our ability to control costs; and
         o        recruitment and retention of experienced dealers

You should be aware that newly developing and/or expanding businesses such as ours often encounter unforeseen expenses and problems, including competition from substantially larger and more experienced companies which may prevent us from continuing our operations.

RISKS AND CONTINUED LOSSES ASSOCIATED WITH EXPANSION

         We must increase our motorcycle manufacturing capacity and expand our dealer network, which will sell our motorcycles, before we will have even a chance to compete in the marketplace. Increasing our manufacturing and marketing capacity will involve hiring additional personnel, purchasing additional manufacturing equipment and spending significant funds on advertising. The foregoing will require significant capital expenditures which will most likely increase our operating losses for an indefinite period of time. Our expansion plans will also place a great deal of strain on our management team most of whom have not had experience managing large complex business operations. We cannot guarantee that we will be able to expand our motorcycle manufacturing and marketing capabilities as planned. If any of these obstacles prevent us from expanding our motorcycle manufacturing and marketing business, we may be forced to terminate our operations.

SIGNIFICANT CAPITAL REQUIREMENTS; DEPENDENCE ON THE PROCEEDS OF THIS OFFERING; NEED FOR ADDITIONAL FINANCING

         Manufacturing and marketing motorcycles and our plans for expansion, as mentioned above, will require significant amounts of capital. Since we have no significant internal revenues to finance our continuing operations and plans for expansion, we depend on proceeds from sales of our securities to satisfy our capital requirements. We believe that the proceeds we receive from this Offering will satisfy our capital requirements until February 2000. At that time, we will have to arrange for additional financing unless we are receiving revenues from sales of our motorcycles to finance our manufacturing and marketing operations at a sufficient level. If we are unable to obtain additional financing on satisfactory terms when needed, we may have to suspend our operations or terminate our operations altogether.

DEPENDENCE ON SUPPLIERS

         We rely on third party suppliers to produce the parts and materials we use to manufacture our motorcycles. If our suppliers are unable or unwilling to provide us with the parts and supplies, we will be unable to produce our motorcycles. We cannot guarantee that we will be able to purchase the parts we need at reasonable prices or in a timely fashion. If we are unable to purchase the supplies and parts we need to manufacture our motorcycles, we will experience severe production problems which may possibly result in the termination of our operations.

RISKS INVOLVED WITH SERVICE DEVELOPMENT AND TECHNOLOGICAL CHANGE

         Our success depends on our ability to develop new motorcycle models and motorcycle related products that meet changing customer demands. The motorcycle manufacturing industry is subject to rapidly changing technology and emerging competition. We cannot assure you that we will be able to successfully identify new opportunities and develop and bring new products to market in a timely manner, nor can we guarantee you that products developed by our competitors will not make our products noncompetitive or obsolete. Also, we cannot assure you that we will have the capital resources or the ability to implement any new technology.

DEPENDENCE ON COMPUTER INFRASTRUCTURE; IMPACT OF THE YEAR 2000 ON COMPUTER
SYSTEMS

         Our future success will depend, in part, on our computer network infrastructure which will be used by our Dealers to place sales orders and for general and administrative purposes. We must continue to expand and improve our computer infrastructure as the number of dealers and motorcycles ordered increase. We cannot assure you that we will be able to develop our network infrastructure to meet additional demand or our dealers' changing requirements on a timely basis and at a reasonable cost. If we cannot develop our computer infrastructure on a timely basis, we may not be able to efficiently manufacture and market our bikes and other products which could have a negative effect on our business and financial condition.

         Our computer infrastructure is also vulnerable to computer viruses or similar disruptive problems. Computer viruses or problems caused by third parties could lead to interruptions, delays or termination in production and delivery of our motorcycles to our dealers which could also negatively affect our business.

         Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the year 2000. Some older computer systems store dates with only a two-digit year with an assumed prefix of "19" which limits those older systems to dates between 1900 and 1999. If not corrected, many computer systems and applications could fail or create erroneous results by or at the year 2000.

         Because we will rely heavily on computers to conduct our business we are subject to all the risks associated with the Year 2000. We have assessed the scope of our risks related to problems these computer systems may have related to the year 2000, and we believe such risks are not significant. In addition, we are in the process of questioning our vendors and business partners about their progress in identifying and addressing problems related to the year 2000. However, no assurance can be given that all of these third party systems or our computer systems will be year 2000 compliant. Since we started the business using a paper based workflow process, we will revert to the paper form process to run the Company on a contingency basis should we experience Year 2000 problems.

DEPENDENCE ON KEY PERSONNEL

         Our success depends on the efforts of our management team, including Richard Hagen, our Chairman and Chief Executive Officer, Gary Irving, our Chief Operating Officer, Michael Smith, our Vice President of Sales, Frank Aliano, our Vice President of Production and Jeff Starke, our Vice President of Research and Development. We cannot guarantee that these persons will continue their employment with us. The loss of services of one or more of these key people would have a negative effect on our ability to conduct our operations. Our success also depends on our ability to hire and retain additional qualified executive, computer programming, engineering, production, investor management and marketing personnel. We cannot assure that we will be able to hire or retain necessary personnel.

IMMEDIATE DILUTION TO PURCHASERS IN OFFERING; ISSUANCE OF ADDITIONAL SHARES

         Dilution is the difference between the amount you pay for a share of Common Stock in this Offering and the net tangible book value per share of such Common Stock immediately after the Offering. If you invest in this offering, you will incur an immediate and substantial dilution of your investment. In addition, we may issue a substantial number of shares of common stock or preferred stock without your approval. Any such issuance of our securities in the future could reduce your ownership percentage and voting rights in us and further dilute the value of your investment.

MANAGEMENT DISCRETION AS TO USE OF PROCEEDS

         Our success will be substantially dependent on our management team with respect to how the Offering proceeds will be used. We believe net proceeds from this Offering will be used for the purposes described under "Use of Proceeds" section of this Prospectus. However, we reserve the right to use the Offering proceeds for purposes other than those described in the "Use of Proceeds"
section if we determine that such use is in our best interests. You will be entrusting your funds to our management team with only limited information concerning their specific intentions.

LIMITED MARKET FOR THE COMPANY'S SECURITIES

         There is currently only a limited trading market for our Common Stock. Our Common Stock trades on the OTC Bulletin Board under the symbol "AMQC," which is a limited market in comparison to the NASDAQ System or the American Stock Exchange ("AmEx"). Simultaneously with this Offering, we intend to apply for inclusion of our Common Stock on the AmEx, however, we cannot assure you that our Common Stock will ever qualify for inclusion on the AmEx or that more than a limited market will ever develop for our Common Stock.

PENNY STOCK RULES

         Our Common Stock currently trades on the OTC Bulletin Board at a price of less than $5.00 per share and is subject to the Penny Stock Rules under the Securities Exchange Act of 1934. These rules regulate broker-dealer practices for transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00. The Penny Stock Rules require broker-dealers, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker dealer and salesperson compensation information, must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation.

         In addition, the Penny Stock Rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may reduce purchases in this Offering and trading activity in the secondary market for our Common Stock. As long as our Common Stock is subject to the Penny Stock Rules, investors in this Offering may find it more difficult to sell their securities.

MARKET ACCEPTANCE; LIMITED MARKETING EXPERIENCE

         Our success depends on whether or not our products are accepted in the market. You should be aware that development stage companies introducing new products into the market are subject to a high level of uncertainty and risk. Because the market for our motorcycles is new and evolving we cannot predict the size and future growth rate, if any, of the market. We cannot assure you that the market for our motorcycles will develop or that demand for our motorcycles will emerge or become economically sustainable. Market acceptance of our products depends on our ability to establish a brand image and a reputation for high quality which will differentiate our brand of products from our competitors. There can be no assurance that our products will be perceived as being of high quality and differentiated from such other products, or that we will be successful in establishing our intended brand image. In addition, our management team has no experience manufacturing or marketing motorcycles on a large scale. Our management's lack of experience could result in the failure of our ability to sell our motorcycles.

ARBITRARY OFFERING PRICE

         The purchase price for the shares of Common Stock we are offering to you was determined by the Company and Barron Chase Securities, Inc., the underwriter for this offering. We calculated the purchase price for the shares based on our current financial condition and the general condition of the securities market; however, we cannot assure you that the purchase price we established accurately reflects the value of our assets or potential earnings. See the section of this Prospectus entitled "Underwriting."

POSSIBLE STOCK PRICE VOLATILITY

         The stock markets are subject to significant price fluctuations which may be unrelated to the operating performance of particular companies; and therefore, the market price of our Common Stock may frequently change. In addition, if we, or our competitors, publicly announce new products or developments, such announcements may have a significant impact on the market price of our Common Stock.

REPRESENTATIVE'S POTENTIAL CONTINUING INFLUENCE ON THE COMPANY

         Barron Chase Securities, Inc., our underwriter, will receive warrants to purchase a number of shares of our Common Stock equal to 10% of the shares sold in this offering. At Barron Chase's request, we must register the shares Barron Chase will receive if it exercises the warrants. If Barron Chase requires us to register their shares, our ability to arrange future financings and the market price of our Common Stock may be negatively affected. See the section of this Prospectus entitled "Underwriting."

NO DIVIDENDS

         We do not anticipate generating cash flows from operations in the near future. If we do generate cash flows from operations we presently intend to use those cash flows to finance further growth of our business and not to pay dividends to our shareholders. Accordingly, investors should not purchase the shares with a view towards receipt of dividends.

AUTHORIZATION OF PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER EFFECTS

         Our Board of Directors is authorized to create and issue shares of preferred stock without the approval of our shareholders. Any preferred stock that our Board of Directors creates and issues could negatively affect the voting power or other rights of the holders of our Common Stock. Also, our Board of Directors may create preferred stock which could be used to prevent a third party from taking control of our Company. Although we do not plan to issue any shares of preferred stock, we may choose to in the future. See the section of this Prospectus entitled "Description of Securities - Preferred Stock."

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

         Our Articles of Incorporation allow us to reimburse our officers and directors for damages they may be subject to resulting from a breach of their fiduciary duties to our shareholders. Our Articles of Incorporation also require us to advance money to any officer or director if the law does not prevent us from doing so. We may experience significant cash flow problems if we are required to either reimburse, or advance money to, our officers or directors for such purposes. See "Management - Indemnification of Directors and Officers."

                                 USE OF PROCEEDS

         The net proceeds we receive from the sale of the common stock we are offering to you based on a public offering price of $5.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $6,731,500 (not including an additional $1,200,000 if the over-
allotment option granted to the Underwriters is exercised in full). We intend to use the net proceeds of the Offering approximately as follows:

                                                                                                 Approximate
                                                                Approximate Amount              Percentage of
         Application                                              of Net Proceeds               of Net Proceeds
         -----------                                             ----------------              ---------------
         Repayment of notes(1)..............................         $   2,260,313                  33.6%
         Equipment Purchase(2)..............................         $     100,000                   1.5%
         Working Capital(3).................................         $   4,371,187                  64.9%
                                                                     -------------                  -----

            Total...........................................         $   6,731,500                   100%
                                                                     =============                  =====

----------------------

         (1) Includes the repayment of (i) an aggregate of $390,313 (including interest) to the holders of the Company's 10% Notes, 8% Notes and 7% Notes; and (ii) an aggregate of $870,000 (plus interest) to the holders of the Company's Senior Promissory Notes issued between November 1998 and January 1999. "See "Management's Discussion and Analysis" and "Plan of Operations".
         (2) Includes the purchase of ERP Software (which will manage all internal operating facets of the Company including financial information), computer hardware and materials handling equipment.
         (3) Includes costs of goods required for motorcycle manufacturing and operating expenses.

         The foregoing is our best estimate of how we intend to use the net proceeds of the Offering during the next approximately 12 months. We reserve the right to use the proceeds for different purposes if we believe such a change is in our best interest.

         If we receive additional proceeds because the Underwriters' exercise their over-allotment option, we will use such additional proceeds for working capital purposes. We may invest the net proceeds of the Offering in short-term, interest-bearing investments until we use them for the purposes stated above.

MARKET PRICE AND DIVIDENDS OF THE REGISTRANT'S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

         As of February 5, 1999, there were approximately 208 shareholders of record of our Common Stock. Our Common Stock is currently listed for trading on the over-the-counter bulletin board under the symbol "AMQC". The following table sets forth, the high and low bid prices for our Common Stock as reported by the OTC Bulletin Board since August 12, 1997.

                                                                                       Common Stock
                                                                                       ------------
                                                                                High                  Low
                                                                                ----                  ---
August 12, 1997 - October 31, 1997                                            $  10.00           $    5.50
November 1, 1997 - January 31, 1998                                             10.625                6.00
February 1, 1998 - April 30, 1998                                                 8.00               3.375
May 1, 1998 - July 30, 1998                                                       6.50                3.50
August 1, 1998 - October 31, 1998                                                 2.59                1.58
November 1, 1998 - January 31, 1999                                               2.25                0.58

                                 DIVIDEND POLICY

         Our Board of Directors has complete control over whether or not we pay dividends to our shareholders. We have not paid, and do not believe we will pay, any dividends on our Common Stock in the near future. We intend to invest future earnings, if any, in developing and expanding our business.

                                 CAPITALIZATION

         The following table describes our actual capitalization as of October 31, 1998; our capitalization as adjusted to show the sale of our Common Stock offered at a public offering price of $5.00 per share; and the receipt of the estimated net proceeds from the Offering.

                                                                          October 31, 1998
                                                                  Actual(1)           As Adjusted
                                                                  ---------           -----------
Short term debt:
Notes payable - shareholders                                     $2,479,000           $          -
Note payable - related party                                        500,000                500,000
Current maturities of long-term debt                                 20,182                 20,182
Current capital lease obligations                                    24,006                 24,006
                                                                -----------           ------------
                                                                 $3,023,188               $544,188
                                                                ===========           ============

Long term debt:
Installment note for vehicle purchase
     at 8.75%                                                      $ 23,775           $     23,775
Installment notes for intellectual
     property rights from 8% to 10%                                  31,163                 31,163
                                                                -----------           ------------
                                                                     54,938                 54,938
Capital lease obligations                                            76,825                 76,825
                                                                -----------           ------------
                                                                    131,763                131,763
                                                                ===========           ============

Shareholders' equity:
     Preferred Stock, $.001 par value; 2,500,000
         shares authorized; no shares outstanding                         -                      -
     Common Stock, $.001 par value; 50,000,000
         shares authorized;  4,361,345 shares issued
         (actual); 5,961,345 shares (as adjusted)                     4,361                  5,961
     Additional paid-in capital                                   2,550,273             10,691,113
     Accumulated deficit                                         (5,349,466)            (5,349,466)
                                                                -----------           ------------
                                                                 (2,794,832)             5,347,608
                                                                -----------           ------------

                Total capitalization                            $(2,663,069)            $5,479,371
                                                                ===========           ============

--------------------------------

(1) As of March 1, 1999, there were 9,166,235 shares of Our Common Stock outstanding.

                                         SELECTED FINANCIAL INFORMATION

                                            For the year ended                   For the six months ended
                                                 April 30                               October 31
                                             1998           1997                   1998          1997
                                             ----           ----                   ----          ----
                                                                                       (unaudited)
STATEMENT OF
OPERATIONS DATA:

Revenues                            $      192,856     $            0       $     475,714       $     23,676

Total costs and expenses                 2,824,567              2,634           3,190,835            595,206
                                    --------------     --------------       -------------       ------------

Net loss                            $   (2,631,711)    $       (2,634)      $  (2,715,121)      $   (571,530)
                                    ===============    ==============       =============       ============

Weighted average
   shares outstanding                    2,007,844            591,716           3,706,908          3,502,009
                                    ==============     ==============       =============       ============

Net loss per common
    share outstanding               $       (1.311)    $      ( 0.004)      $      (0.732)      $    ( 0.163)
                                    ==============     ==============       =============       ============


                                                  As of                  As of
                                             April 30, 1998         October 31, 1998        Adjusted (1)
                                             --------------         ----------------        ------------
                                                                      (unaudited)

BALANCE SHEET DATA:
Current assets                              $      886,836         $     6,071,411       $   10,442,598

Working capital                             $   (2,162,614)        $    (4,109,524)      $    3,932,916

Total assets                                $    1,864,216         $     7,517,866       $   11,989,053

Total liabilities                           $    3,167,426         $    10,312,698       $    6,641,445

Shareholders' equity (deficit)              $   (1,303,210)        $    (2,794,832)      $    5,347,608

--------------------------

(1) Adjusted to show the effect of the sale of 1,600,000 shares of common stock we are offering to you at a price of $5.00 per share. See "Use of Proceeds."

           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS

         THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ALL STATEMENTS, OTHER THAN STATEMENTS OF HISTORICAL FACT, INCLUDED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, ARE FORWARD-LOOKING STATEMENTS. IN ADDITION, WHEN USED IN THIS DOCUMENT, THE WORDS "ANTICIPATE," "ESTIMATE," "PROJECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS INCLUDING THOSE RISKS DESCRIBED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB, AS WELL AS IN THIS REPORT ON PROSPECTUS. SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE ANTICIPATED, ESTIMATED OR PROJECTED. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS WE INCLUDE IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CANNOT ASSURE YOU THAT THESE EXPECTATIONS WILL PROVE TO BE CORRECT.

         AMONG THE KEY RISKS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTATIONS ARE ESTIMATES OF COSTS, PROJECTED RESULTS OR ANTICIPATED RESULTS.

         The following discussion and analysis should be read in conjunction with the financial statements of the Company and the notes thereto appearing elsewhere.

PLAN OF OPERATION

         The Company has made, and projects significant investments in its manufacturing plant and people which will support an aggressive ramp-up in monthly production of motorcycles and engines during the next six months. Investment in the plant includes manufacturing equipment, material handling equipment along with computer hardware and software (enterprise resource planning software including integration with the Company's Dealer oriented Intranet). During this same period, the Company's headcount (number of full time employees) is projected to increase from 38 to over 70. Most of the increase in headcount will be in production and key support functions such as quality control, procurement and inventory management.

         Production ramp-up will be implemented through refinement of the assembly process and investment in jigs, fixtures and material handling equipment such as pneumatic hoists, lifts and conveyor belts. The total monthly production is projected to increase from 40 motorcycles in March to 80 motorcycles per month by June 1999 with the addition of a second assembly line and starting two shift operations during the late spring of 1999.

         The Company also plans to invest in the research and development of two new product lines during the next six months: a touring motorcycle and a 96 cubic inch engine. The touring motorcycle will be a second product line to the cruiser model currently manufactured by the Company and will include saddle bags and windshields/fairings. The touring motorcycle is targeted at one of the fastest growing market segments. A prototype of the touring product was featured at the Sturgis Motorcycle Rally in August of 1998. Management of the Company ("Management") believes that the dealer and consumer response was very favorable due to the number of orders ^for the touring motorcycle that were placed at the rally. The 96 cubic inch engine will use the same 4-Valve technology as the Company's present 88 cubic inch engine. The Company put the 96 cubic inch engine through extensive testing, including over 4,000 miles of road testing and numerous dynamometer tests. The dynamometer tests established a 10% improvement in peak foot-pounds of torque ^than ^the 88 cubic inch engine. Management believes that 4-Valve engine design is one of the industry leaders in high torque at low and mid-range speeds. This torgue gives riders excellent acceleration for increasing speed to merge into highway traffic from on-ramps and passing trucks safely. The touring motorcycle and the 96 cubic inch engine are planned to be introduced in the next twelve months.

RESULTS OF OPERATION

         The Company has transitioned from a development stage Company into an early production Company. The Company was originally incorporated on March 20, 1986 as "Norbern, Inc." and was inactive until March 1977 when it began developing and implementing its business and financing plans. On May 8, 1997 the Company changed its name to American Quantum Cycles, Inc. and its fiscal year end to April 30.

         As the Company was inactive prior to March 1997, there was no income and only incidental supply costs and the accrued interest expense from seven promissory notes totalling $250,000. The fiscal year ended April 30, 1997 had a deficit carry forward of $2,634. During the fiscal year ended April 30, 1998, the Company's efforts have been principally devoted to research, development and design of products, marketing activities and raising capital, which resulted in cumulative losses of $2,634,345. These losses have resulted primarily from expenditures for general and administrative activities, including salaries and professional fees for outside services in the amount of $1,164,291, travel and marketing expenses of $457,590, and accrued interest expense of $187,232 from the bridge loan and convertible debentures issued.

         The Company sustained continuing losses in the six months ended October 31, 1998 in the amount of $2,715,121 as compared to sustained losses of $571,530 incurred during the six months ended October 31, 1997. These losses include $1,977,436 in general and administrative activities, representing significant increases in personnel and the outside professional services necessary for production ramp-up, and $569,083 in accrued interest expense. These losses include $523,972 in general and administrative activities, representing training and development of personnel and process necessary in a development stage operation, and $26,246 in accrued interest expense.

         Revenues in the fiscal year ended April 30, 1998 of $192,856 resulted from the sale of the initial ten motorcycles produced plus some after-market 4-Valve engine parts. An additional eight motorcycles were produced, of which two were used for engineering and regulatory testing, and the remaining six are used for marketing purposes. An additional 18 motorcycles have been produced during this fiscal year to date, and an additional 230 motorcycles have been booked into production slots based on orders from 23 dealers. Eighty-six of these bikes have been scheduled for delivery during the January-March time frame of 1999. The Company expects after-market 4-Valve engine and part sales to increase significantly during the fiscal year 1999/2000.

         While the Company anticipates that the current fiscal year ending April 30, 1999 will have deficit earnings, including the aggregate for the 4th Quarter, the last two months of the FY (March and April of 1999) are expected to be cash flow positive. Results of operations in the future will be influenced by numerous factors including technological developments, competition, regulation, increases in expenses associated with sales growth, market acceptance of the products of the Company, the capacity of the Company to expand and maintain the quality of its motorcycles and related services, continued development of the dealer organization, favorable sourcing of supplies, recruitment of highly skilled employees and integration of such persons into a cohesive organization, and the ability of the Company to raise funds and control costs.

LIQUIDITY AND CAPITAL RESOURCES

         Since the Company only recently emerged from its development stage, it has not received any material income from operations. As such, the Company relies on private sources of financing to support its operations. As part of its funding and financing, the Company issued two separate series of convertible notes to investors:

         Beginning in October 1997, the Company issued an aggregate of forty
(40) 8% Subordinated Notes to 32 investors, in ^the ^aggregate principal amount of $1,407,000 (the "8% Notes"). The notes matured one year from date of issue. Nine of the 8% Note holders, representing an aggregate of $240,000 of the outstanding principal balance of the 8% Notes, agreed to extend the maturity date of their 8% Notes until the close of this Offering. Sixteen of the 8% Note holders, representing an aggregate of $624,000 of the aggregate outstanding principal amount of the 8% Notes agreed to convert the principle balance plus accrued interest of their respective notes into (i) common stock of the Company at the a price per share equal to $5.00, (the "8% Note Shares"); and (ii) warrants to purchase a number of shares of the Company's common stock equal to the 8% Note Shares at an exercise price of $5.00 per share. The Company redeemed one of the 8% Notes with a principal balance of $70,000. The remaining six 8% Note holders have not agreed to either extend the terms of, or convert, their 8% Notes. As a result, if the remaining six 8% Note holders, representing an aggregate of $473,000 of the outstanding principal balance of the 8% Notes, send the Company notice informing the Company that it is in default of its repayment obligations on the 8% Notes, the Company will be considered in default of such 8% Notes.

         Beginning in April 1998, the Company issued an aggregate of twenty-seven (27) 7% Subordinated Notes to 25 investors, in return for which the Company received proceeds of $549,500 (the "7% Notes"). The 7% Notes mature one year from the date of issuance and are convertible into shares of common stock of the Company at $8.00 per share. Interest is payable in cash or shares of common stock of the Company, at the discretion of the Company. Six of the 7% Note holders, representing an aggregate of $70,000 of the outstanding principal balance of the 7% Notes, agreed to extend the maturity date of their 7% Notes until the close of this Offering. Thirteen of the 7% Note holders, representing an aggregate of $292,000 of the aggregate outstanding principal amount of the 7% Notes agreed to convert the principle balance plus accrued interest of their respective notes into (i) common stock of the Company at the a price per share equal to $5.00, (the "7% Note Shares"); and (ii) warrants to purchase a number of shares of the Company's common stock equal to the 7% Note Shares at an exercise price of $5.00 per share. The Company redeemed two of the 7% Notes which had an aggregate principal balance of $32,500. The remaining four 7% Note holders, representing an aggregate of $155,000 of the outstanding principal balance of the 7% Notes, have not agreed to either extend the terms of, or convert, their respective 7% Notes. As a result, if any of the remaining four 7% Note holders are not repaid, or do not convert or extend the terms of their 7% Notes by April 1999, and such 7% Note holders send the Company notice informing the Company that it is in default of its repayment obligations on the 7% Notes, the Company will be considered in default of the 7% Notes.

         In March 1998, the Company received aggregate of $700,000 in connection with the issuance of nine (9) promissory notes to nine investors which bear interest annually at a rate of 10% (the "10% Notes"). The 10% Notes mature one year from the date of issuance and are convertible into shares of common stock of the Company at $8.00 per share. Interest is payable in cash or shares of common stock of the Company, at the discretion of the Company. Two of the 10% Note holders, representing an aggregate of $380,000 of the outstanding principal balance of the 10% Notes, agreed to extend the maturity date of their 10% Notes until the close of this Offering. Seven of the 10% Note holders, representing an aggregate of $320,000 of the aggregate outstanding principal amount of the 10% Notes agreed to convert the principle balance plus accrued interest of their respective notes into (i) common stock of the Company at the a price per share equal to $5.00, (the "10% Note Shares"); and (ii) two warrants to purchase a number of shares of the Company's common stock equal to the 10% Note Shares at an exercise price of $5.00 per share. ^

         Between November 1998 and January 1999, the Company completed a private offering of approximately 35 Units of its securities (the "Units") to 11 investors from which the Company received gross proceeds of $870,000. Each Unit consisted of (i) a Senior Promissory Note in the principal amount of $25,000 and
(ii) the right to receive a number of shares of Common Stock of the Company determined by dividing $12,500 by the subsequent public offering price per share of the Company's Common Stock in an underwritten public offering from which the Company receives at least $5,000,000 gross proceeds.

         In December 1998, the Company contracted for a secured line of credit in the amount of $755,000 to use for operating expenses. The line of credit accrues interest at a rate of 10% per annum. Principal and interest on the line of credit must be repaid to the line of credit provider upon demand. In February 1999, the Company contracted with six individuals for an unsecured line of credit in the aggregate amount of $650,000 use for operating expenses. The Company is currently arranging for a $3,000,000 secured line of credit to use for inventory and production expenses. However, there is no guarantee this line of credit will be obtained. In addition to the bridge funding, these lines of credit will cover expenses of the Company through to the completion of the secondary offering.

         Between ^March and May 1999, American Quantum expects to deliver and collect monies on 75-125 motorcycles. Money from the sale and delivery of motorcycles is expected to allow American Quantum to become cash flow positive before the completion of the secondary offering. However, no assurances can be given that the secondary offering will be completed. In the event the secondary offering is not completed, American Quantum will need to arrange alternative financing sources.

         The proceeds from the Company's fund raising efforts have been used for investment in inventory, equipment, licenses and intellectual rights for an aggregate out-lay during the fiscal year ended April 30, 1998 of $978,182 and to supply working capital for the Company's operations to date.

Year 2000 Disclosure

         Computers, software and other equipment using microprocessors have been utilized that will accurately process date-based information, and are "Year 2000" compliant. Specifically, our operating systems are Windows NT 4.0 based and our manufacturing software (MfgPro) and engineering software (ProE) are all "Year 2000" compliant. Our usage of "Year 2000" compliant applications enables us to perform necessary business operations without possible adverse impact that non-compliant software could cause.

                                    BUSINESS

INTRODUCTION

         American Quantum Cycles, Inc. (the "Company" or "AQC") designs, manufactures and distributes American-made, high performance V-twin engine cruiser and touring style motorcycles. These motorcycle products include stock models and motorcycles built to customer specifications. We make use of a "just in time" approach (i.e. ordering parts on an as-needed basis) in manufacturing, and we believe we can manufacture a high quality product using mass production methods. AQC further believes that this made-to-order approach helps produce greater customer satisfaction and reduces the need for added cash flow. AQC expects that its motorcycles will be lower in price compared to the other major sources of high performance, customer-specified motorcycles, which are primarily small customization shops and small manufacturers.

         We are initially focusing on manufacturing and selling heavyweight motorcycles and have begun small- scale production of our initial heavyweight cruiser, the Liberty. We unveiled this model at the Sturgis Motorcycle Rally in Sturgis, South Dakota, in August 1997. AQC has produced 36 motorcycles since that time, 22 of which have been sold to dealers and/or consumers. The remaining 14 motorcycles are being used for regulatory compliance testing, marketing and long term testing. AQC will also take bikes to rallies and conferences including the Indianapolis Dealers Conference, Daytona Beach Bike Week, Laconia Bike Week and many others. We have signed letters of intent with 23 prospective dealers and have received orders for 230 motorcycles including 86 for immediate delivery.

         We intend to make investments in plant and people to support a ramp-up in monthly production of motorcycles and engines during the next twelve months. Investment in plant will include manufacturing equipment, materials handling equipment and computer hardware and software. During this same period, our headcount (number of full time employees) will need to increase. Most of the increase in headcount will be in production and key support functions such as quality control, procurement and inventory management.

         AQC was originally incorporated as a Florida corporation on March 20, 1986 as "Norbern, Inc." On May 8, 1997, the Company changed its name to "American Quantum Cycles, Inc." The Company had no operations prior to May 9, 1997, when it issued shares of its common stock in exchange for management, equipment and other assets. This enabled us to manufacture, distribute and sell American-made motorcycles, motorcycle parts and related products. The Company's fiscal year end is April 30. Our executive offices are at 731 Washburn Road, Melbourne, Florida 32934; Telephone (407) 752-0008.

THE INDUSTRY AND MARKET

         Our management believes that the motorcycle market has been extremely robust, the healthiest segment being the cruiser market. Data from the Motorcycle Industry Council shows the cruiser market segment has enjoyed eight years of unbroken market growth averaging roughly 12% per year over this period. Industry experts are highly confident in the continuation of this growth pattern well into 2005 due to favorable demographics. The prime buyer for the heavyweight cruiser is middle-aged and middle class which means that the baby boomer segment of the population which is now reaching their peak earning years with growing discretionary income will be motorcycle prospects for the next 7-10 years.

         Five different companies currently have about 95% of the market share and therefore dominate the motorcycle industry in the United States. Those companies are Harley-Davidson (HD), Honda Motorcycle, Yamaha, Suzuki and Kawasaki. In spite of this array of able competitors, the market for cruiser motorcycles is unfulfilled due to a strong demand for American made product and a shortage of production capacity on the part of HD which has existed for the last five years. Our management believes that this product shortage has caused unusual market distortions to exist for a number of years which include:

         o   HD buyers having to wait from 3-12 months for product delivery
         o HD Dealers adding a large number of accessories on their product to raise prices and margins
         o Many HD buyers being required to add $5-10k of aftermarket parts to new motorcycles to get a high performance product
         o   High demand and high prices for used HD motorcycles
         o   HD Dealers taking on second product line in order to fulfill demand

         Currently, there are over 100 Harley-Davidson dealerships which have already picked up the Kawasaki, Honda or Suzuki lines in order to fulfill the unsatisfied demand of bikers who do not want to wait for their motorcycles. We believe the demographic audience that most dealerships are attempting to reach would prefer buying an American-made bike. However, the individual buyer has been limited to the above choices, or an expensive custom motorcycle selling in excess of $30,000. Now, however, the customer will have an alternative choice - American Quantum Cycles.

         An estimated 346,966 new motorcycles were sold in 1997 with 67% of these being in the on-highway classification. New motorcycle sales equaled a retail value of $2.7 billion in 1997. The overall motorcycle industry in the U.S. generated an estimated $8.7 billion consumer sales and services, state taxes and licenses. Included in this overall industry value are retail sales of motorcycles (new and used), parts and accessories, dealer servicing, product advertising, vehicle financing charges, insurance premium, dealer personnel salaries, state tax and licensing fees. There were 12,113 retail outlets which sold motorcycles and related products in the U.S. in 1997. Roughly one-third (34%) of these were authorized to sell new motorcycles while the remainder specialized in related parts, accessories, riding apparel, used vehicles or service.

         In 1996, there were $5.6 billion in retails sales generated by all franchised (authorized by a major brand manufacturer to sell new motorcycles, parts, accessories or clothing) and non-franchised motorcycle retail outlets according to the 1996 Retail Outlet Profit Survey from the Motorcycle Industry Council. Sales by franchised outlets accounted for $4.4 billion of the total retail sales volume, compared to $1.2 billion for non- franchised outlets. The estimated average motorcycle related sales and service for a franchised motorcycle outlet was $1.606 million compared to $159,000 for a non-franchised outlet. These sales for the franchised outlets were broken down, on average, at 57% for new motorcycles, 14.7% for used motorcycles, 22% for parts, accessories and riding apparel, 5.7% for service labor and 0.6% for miscellaneous.

         The 3.16 million motorcycles in use in 1996 were owned by 2.77 million owners according to the 1997 Motorcycle Statistical Annual from the Motorcycle Industry Council. Motorcycle owners have grown steadily in age and income over the past two decades (see Table below):

         Year                       Median Age                 Median Income
         ----                       ----------                 -------------
         1980                       24 years                    $17,500
         1985                       27.1 years                  $25,600
         1990                       32 years                    $33,100

         The most rapidly growing income segment for motorcycle owners was the "over $50,000 per year" bracket growing from 2.4% in 1980 to 6.1% in 1985 to 19.9% in 1990. The fastest growing education segment for motorcycle owners was "some college education" which grew from 17% in 1980 to 25.2% in 1990. The percentage of motorcycle owners who are married has grown steadily from 44.3% in 1980 to 56.6% in 1990.

         In 1996, U.S. registrations of new heavyweight motorcycles increased by approximately 9.6% over 1995 registrations, and U.S. registrations of new heavyweight motorcycles have increased 59% from 1992 through 1996. AMQC has carried out detailed demographic surveys through motorcycle registration data bases, telephone surveys and face-to-face surveys to determine those demographic groups which are owners of heavyweight cruisers. As a result of this market research, AMQC has determined the characteristics of their target market groups and correspondingly, where they live by ZIP code, Census block and trade zone.

         The international market for heavyweight motorcycles has seen strong growth in the last few years. The European market grew at a 7.2% rate during 1997 according to AQC's international export manager, Ferrex International, Inc. ("Ferrex") with Germany being the largest purchaser of American manufactured heavyweight motorcycles with $76.6 million in sales for 1996, followed by Canada ($67.9 million), Japan ($46.8 million), Australia ($31.1 million), and the Netherlands ($21.8 million).

         Motorcycle buyers today have three choices in buying a high performance cruiser or touring motorcycle:

          (1) to buy new American made products from small manufacturers (e.g.: Titan, Big Dog, CMC, etc.);

          (2)     to buy a foreign made product; or

          (3) to buy a new Harley-Davidson product and pay a large premium in order to upgrade the performance characteristics of Harley-Davidson motorcycles.

         AQC intends to fill this market gap by providing an American-made and styled motorcycle with advanced engineering and high performance technology. Since its initial promotional event at the Sturgis Motorcycle Rally in Sturgis, South Dakota, we have received more than 443 dealer inquiries to sell our motorcycles and motorcycle parts.

STRATEGY

         Our goal is to continue to produce what we believe is a superior U.S.-made V-twin motorcycle using quality materials and workmanship. We will seek market share, both domestically and internationally, by offering high performance custom-built motorcycles and motorcycle products and through the development of a proprietary Intranet/Extranet system (designed to continually track and control inventory and production) for use by dealers, customers and the Company . See "The Company-Intranet/Extranet System."

         To increase our motorcycle production capacity, we recently completed a modification to our production facility which we believe has increased our production floor space by 200%. This provided space for a second motorcycle production line which we believe will more than double our motorcycle production capabilities.

PRODUCTS

         The Company's first model, a heavyweight cruiser motorcycle (the Liberty), has been designed to achieve major product goals including:

         (1)      American styling;
         (2)      handling;
         (3)      durability; and
         (4)      performance.

         o American Styling -- The Company believes the dimensions, angles, components and selection of materials (including the use of polished aluminum as opposed to chrome) used in the Liberty embodies the heritage of American styled motorcycles from the 1950's and, at the same time, integrates technologies of the late 1990's. For example, the painting process used by AQC on its motorcycle frames prevents paint from chipping, since the paint is electrically charged and baked at extremely high temperatures for a glossy, durable finish. AQC also believes this makes the motorcycle frame more durable. Additionally, there is a variety of customized colors and designs available through this powder coating process.

         o Handling -- A number of factors contribute to the ease of handling of the Liberty. The Liberty is designed to be completely balanced so that the center of gravity is in line with its rider. The inverted front forks of the Liberty model, typical on racing motorcycles, absorb shock and provide steady contact with the road. This delivers ease of handling under high performance conditions. The engine and transmission are rubber mounted to minimize vibration for smooth and easy handling. Many of the materials in the Liberty are selected for high strength-to- weight ratios.

        o Durability -- AQC believes that while competitive products in the Liberty's price class require annual repairs and continual upgrades, these repairs and upgrades are not necessary with the Liberty model. We believe that the Liberty's frame wears well through all environmental and use conditions. We polish the aluminum parts to a soft gleam and we believe that they will resist corroding or peeling. The balanced components and engine/transmission triple isolation mounts greatly reduce vibration, which adds to durability and longevity. Additionally, we make a number of components (including the oil tanks), from stainless steel which also adds to corrosion resistance and durability. Aluminum parts dissipate heat better than the low-grade steel used by competitors, further increasing long-term durability.

        o Performance -- The single most outstanding feature of the American Quantum product line is its engine. The four stroke, four valve V-twin promises to deliver the greatest acceleration at low and mid-range speeds in its model class (heavyweight cruisers) on the road today. The engine, designed by American Quantum Cycles, includes designs for heads under exclusive license from Fueling Advanced Technologies. The two pistons are arranged vertically at a 45 degree angle to each other. The bore of 3 and 5/8 inches combined with a stroke of 4 and 1/4 inches provides 88 cubic inches or 1462 cc of capacity - near the top of the range for this class of motorcycle and larger than most of its competitors. Capacity, however, is only one factor in delivering power. The 4-valve technology produces greater airflow through the engine than the more common 2-valve. Quantum has designed a unique manifold which manages the flow of air more efficiently resulting in a more complete burn cycle with less wasted fuel. The 4- value heads are equipped with two 1.575" intake valves and two 1.275" exhaust valves for 3.150" and 2.550" intake and exhaust capacity respectively. The spark plug is located in the middle of the head between the four valves in the combustion chamber which has a semi- hemispherical pent roof design. The cam is ground to Quantum's specifications. The resulting engine design delivers greater power, less pollutants, cooler operating temperatures and greater mileage all at the same time.

                  The Quantum 4-valve also gets increased power from operating at higher compression ratios than its competitors. The engine is expected to be the industry leader in ft-lbs. of torque per cubic inch of capacity. The Quantum 4-Valve 88 cubic inch passed 49 state EPA tests and certification has been received. The power achieved by Quantum's 4-Value engine accomplishes what the motorcycle industry heretofore has failed to deliver an engine with excellent low-to-mid range (rpm) torque without sacrificing upper range power. In conclusion, the design of the Liberty Cruiser motorcycle has accomplished all four product goals and has created a product which will be extremely competitive in the motorcycle industry.

         We believe we have close and efficient relationships with all of our suppliers. Approximately 50% of our motorcycle components are manufactured to our specifications by manufacturers located throughout the United States but predominantly in Florida. We purchase the remaining 50% of the components needed to complete our motorcycle from parts manufacturers and catalog distributors (e.g. tires, wheels, seats, lights, batteries, and other off-the-shelf parts).

         The Company will invest in the research and development of two new product lines during the next twelve months: a touring motorcycle and a 96 cubic inch engine.

         The touring motorcycle will be a second product line to the existing Cruiser model and will include saddlebags and windshields/fairing. The 96 cubic inch engine will use the same 4-valve technology as the Company's present 88 cubic inch engine. With the larger displacement, the Company projects an increase in peak torque in the 10-20% range.

MANUFACTURING

         AQC has designed and produced 36 motorcycles since May 1997. Of these, 22 have been sold, 11 are used for marketing purposes, and 3 for engineering and regulatory testing. During the remainder of the calendar year 1999, we anticipate producing 700 additional motorcycles. This projection is based on a plan to ramp production through refinement of the assembly process. This involves investing in jigs, fixtures and material handling equipment such as pneumatic hoists, lifts, and conveyor belts.

         We project total monthly production to increase from 20 motorcycles to 80 motorcycles in June 1999 with the addition of a second assembly line and starting two shift operations. We project that we will increase production to 160 motorcycles per month from July 1999 through April 2000. Currently, AQC's existing manufacturing process consists of outsourcing all manufacturing of parts to subcontractors. We carry out only research and development, final assembly, testing and quality control at our facilities. AQC has long-term contracts with major subcontractors, vendors and backup suppliers to insure the flow of parts to our plant in Melbourne, Florida.

INTRANET/EXTRANET SYSTEM

         One of our goals is to provide our customers with an efficient way of selecting an exact product design as well as to provide a method to continually track the progress of production of any specific product. We have developed a PC-based kiosk Intranet/Extranet System (the "Dealernet") for this purpose. The Dealernet uses an interactive CD-ROM (or DVD) storing two and three-dimensional images of our products. A prototype was reviewed by dealers and consumers for ease-of-use and effectiveness at the Sturgis and Daytona Beach Motorcycle shows. Management of the company believes that both dealers and customers have responded favorably to the Internet software. We sent a mailer of the completed Dealernet library of bike selections (on CD) to 2,000 prospective dealers during the week of July 24, 1998 as a promotional tool and as an invitation to visit AQC's booth at the Sturgis, South Dakota Rally.

         The Dealernet system displays alternate motorcycle choices on a computer screen allowing, a customer to select a precise motorcycle design with options tailored to the customer's requirements. The customer will also know the cost of each option, and have a graphic image of the bike which he can easily modify. Once a customer agrees to purchase our motorcycle, we will assign a unique bar code to each order. This serves as an order and tracking number for the dealer, the customer and AQC's production plant. This also allows everyone to monitor the progress of the production of product. We have completed the Dealernet system and intend to install it at our Dealer locations beginning in Spring 1999.

MARKETING

         Our marketing program will focus on two major objectives:

         (1)      corporate/product name identification; and
         (2)      lead generation for the sales and distribution channels.

         o Corporate product name and product identification will use advertising, promotions, public relations and participation in major motorcycle events (such as the Sturgis Race and Rally in Sturgis, SD and the Daytona Beach Bike Week). We also will sponsor racing activities and special promotional events and participate in most major motorcycle consumer shows and rallies. To establish our brand name among the motorcycling public, we first unveiled our prototype, the Q2 at the Sturgis Rally in August 1997. We also intend to eventually license certain of our trademarks on a broad range of consumer items to increase public exposure of our brand name.

         o Lead generation activities will support each product line including motorcycles, engines/parts, accessories. They also will be matched to each sales channel, including dealers, the Internet, third party distribution partners and others. Our primary effort will be generating leads so dealers can sell motorcycles and engines. We will enter and track all leads at a local level by a corporate lead tracking and management system. This will provide sales management support to dealers. The lead management and tracking system also allows us to monitor sales progress of our dealers. We will identify geographic regions of unusually low sales productivity (with high densities) and target them for special promotional efforts.

         AQC will use print media advertising and direct marketing to generate leads to support our dealer sales programs. Print media advertising will focus on national motorcycle magazines (typically with full page, full color ads) and local newspaper ads together with dealers' local promotional activities. We will evaluate local radio and cable TV ads on a location by location basis depending on reach, frequency, and cost.

         Our management will evaluate the type and amount of marketing to support each of our local dealers based on our market research program. All direct marketing campaigns will feature a local focus and will be timed to support the launch of new dealers. We believe direct mail programs, including inexpensive give-aways (such as promotional CD's, high quality posters and merchandise) can be cost-justified if focused on a local basis. Our ad and promotional campaigns will be available on our Website.

DISTRIBUTION AND SALES

         AQC's distribution channels will typically consist of independently owned full-service dealerships that we will sell to directly. AQC will also sell directly to consumers through various media, including the Internet, but only in those geographic regions where we have no authorized Company dealerships. All other Internet leads will be electronically referred to the nearest AQC dealer. All of our dealers will carry AQC replacement parts and aftermarket accessories and perform servicing of our motorcycle products.

         We have letters of intent signed by 23 dealers located in 13 states in the US. Each dealer makes a minimum commitment to buy ten (10) motorcycles upon signing the dealer agreement. As a result, the 23 dealers represent bookings of 230 motorcycles. Other dealers have expressed a strong interest and their applications are being evaluated.

         Dealership requirements include favorable building locations, display area size, traffic surveys, local geo-demographics and financial condition. Each dealer will be expected to provide adequate storefront and service areas. We anticipate that a minimum of 2,000 square feet will be required and traffic exposure will need to be at not less than 3,500 cars per day. Dealers will purchase product and stock parts and engines via our dealer Intranet.

         We also have a distribution agreement with Ferrex. Ferrex is presently doing business in Europe, the Pacific Rim and various countries in Latin America. Our agreement with Ferrex provides that Ferrex has the opportunity to sell AQC products in selected countries outside North America. However, Ferrex must first establish a dealership in a country in order to have the exclusive rights to that country.

         We also intend to enter into distribution agreements for the sale and delivery of 4-VALVE(R) engine kits. These may include national catalog distributors or major parts and subassembly suppliers. We will also have a direct sales staff to promote and sell the 4-VALVE(R) engine to the Harley-Davidson customization aftermarket.

INTELLECTUAL PROPERTY RIGHTS

         AQC believes that it has the exclusive right to use the trademarks AMERICAN QUANTUM CYCLES, Q, Liberty, and QX, along with certain related word and design trademarks in the United States and certain foreign countries in connection with the manufacture and sale of motorcycles and related parts. In addition, we believe that we have the right to use certain of these marks on other merchandise and apparel. We believe that we have common law trademark rights through use of these marks on our prototype motorcycles and ancillary merchandise independent of U.S. Patent and Trademark Office ("PTO") registration process. In addition, we have filed for trademark protection for the marks "American Quantum Cycles", the "Q", "Liberty" and "QX". In some instances, these rights may depend upon pending applications to register the marks in a foreign country. If we fail to get this, such registrations could impair our rights to use a mark in a particular country.

         We own no patents and we have not filed or been assigned any patent applications. We believe, however, that a number of elements of the Liberty series of motorcycle design have the potential to receive patents. At a future date, we intend to file patent applications for certain of the patentable elements. AQC will also actively license and/or purchase additional intellectual property rights to improve the market competitiveness of our product line.

         We are not aware of any claims of infringement against AQC and we have not been involved in any court proceedings regarding our intellectual property rights.

         In August 1997, we entered into a license agreement (the "Agreement") with Feuling Advanced Technology, Inc. As a licensee, we have a license to use certain proprietary technologies, including patents, trade secrets, techniques, tooling designs, product designs, and trademarks. As part of this Agreement, and in exchange for a royalty payment of approximately $235,000, if we comply with certain other provisions, including non-disclosure of the proprietary technology, we enjoy an exclusive license (for motorcycle applications) in perpetuity for the 4-Valve technology. This technology is being used in the manufacture of AQC's motorcycles.

COMPETITION

         As of December 31, 1996, Harley-Davidson, Honda, Suzuki, Kawasaki, and Yamaha had the largest market share of the U.S. heavyweight motorcycle market. Our primary competitor in the U.S. heavyweight market is expected to be Harley-Davidson (which, in 1996, had a market share of 48% of new U.S. and 7% of European heavyweight motorcycle registrations) according to Harley-Davidson's Annual Report. Harley- Davidson is the only significant American heavyweight cruiser and touring motorcycle manufacturer since 1953. Several of the major foreign manufacturers compete against Harley-Davidson in the domestic market by selling motorcycles with a "nostalgic" American design.

         Two new American made motorcycle competitors are scheduled to enter the marketplace in 1998-1999. Polaris, a one billion-dollar manufacturer of snowmobiles, jet skis and other recreational vehicles, has announced its heavyweight cruiser, the Victory, for sale through some of its dealers. Excelsior-Henderson, a publicly funded start-up, is expected to offer a heavyweight cruiser in early 1999.

         The market for new and customized motorcycles is extremely competitive. While there are substantial barriers to entry, we believe that competition will intensify in the future. We believe that our ability to compete successfully depends on a number of factors:

         (1) design and development of high performance and quality motorcycles

         (2)      market presence;

         (3)      timely delivery of made-to-order motorcycles;

         (4)      the pricing policies of our competitors and suppliers;

         (5) the timing and introduction of new products and services by AQC and others;

         (6) our ability to support existing and emerging industry standards; and

         (7)      industry and general economic trends.

         We cannot guarantee that AQC will be able to successfully compete with others in the business of manufacturing and marketing customized motorcycles or motorcycles in general.

GOVERNMENT REGULATIONS

         Commercial sales of our motorcycles depend upon compliance with certain government regulations and AQC is designing motorcycles to comply with all such regulations. Both federal and state authorities have various environmental control requirements relating to air, water and noise pollution which affect our business and operations. In particular, our motorcycles are subject to the emissions and noise standards of the U.S. Environmental Protection Agency and the more stringent emissions standards of the State of California Air Resources Board ("CARB"). The 4-VALVE engine has received EPA certification in all 49 states (except California). The proprietary exhaust system on the Quantum Motorcycle was designed to provide an attractive sound while complying with DOT noise standards. In Spring 1999, we intend to begin testing of our motorcycles to meet the emission standards of the CARB for compliance with California Emissions Standards. We cannot guarantee that our motorcycles will meet these emission standards. Preliminary results show that the Liberty and its associated 4-VALVE(R) engine will pass all CARB requirements. AQC's motorcycles are also subject to the National Traffic and Motor Vehicle Safety Act of the National Highway Traffic Safety Administration.

          The State of Florida requires that we be licensed as a manufacturer of motor vehicles. Each of our dealers must be licensed as a motor vehicle dealer in the jurisdictions where the businesses are located.

EMPLOYEES

         We currently have 38 employees. Of these, 6 are in management and administration, 3 are in engineering and design, 18 are in production and manufacturing, 6 are in procurement and inventory management, 5 are in marketing and sales. We have a number of part and full-time consultants in the areas of management, engineering drawing maintenance, advertising artwork and Website maintenance.

REAL PROPERTY

         We currently lease approximately 17,030 square feet of warehouse and production space and an additional 6,016 square feet of office space, for a total of approximately 23,046 square feet, at 711-731 Washburn Road, Melbourne, Florida 32934. The current monthly rental amount is $6,189 including Florida sales tax.

         The lease on the property began on May 1, 1997 and continues through April 1999, with two additional three-year options for renewal at our option. If we elect to renew our lease after the first two years, the annual rental will be adjusted by an additional 5% per year, with a four-year lease and an option to vacate after two years with six months notice.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table includes the names, positions with the Company and ages of the executive officers and directors of the Company. Directors are elected at our annual meeting of shareholders and serve for one year or until their successors are elected. Officers are elected by the Board and their terms of office are, unless governed by employment contract, at the discretion of the Board.

EXECUTIVE OFFICERS AND DIRECTORS

         Name                                        Age          Position
         ----                                        ---          --------
Richard K. Hagen.......................              41           Chief  Executive Officer, Chief Financial
                                                                  Officer, President, and Chairman of the Board and Director
Jim Cheal..............................              53           Vice President and Director
Robert L. Guess........................              36           Vice President  and Secretary
Michael Smith..........................              47           Vice President
Jeffrey W.  Starke.....................              42           Vice President and Director
Denise O'Brien.........................              45           Director
Gary Irving............................              55           Executive Vice President, Chief Operating Officer and Director
Linda Condon...........................              50           Director of Finance and Treasurer
Frank Aliano...........................              38           Vice President

         Richard K. Hagen has served as our Chief Executive Officer, President and Chairman of the Board and a Director since November 1, 1997 and our Chief Financial Officer since September 22, 1998. From March 1994 to November 1997, Mr. Hagen was the founder and principal of MARKTECH Group, Inc., an Internet/Extranet consulting company. Between November 1990 and March 1994, Mr. Hagen was the operating officer and general manager of Syscon Services, an engineering services and systems integration subsidiary of Harnischfeger Industries. Mr. Hagen is a 1981 graduate of the U.S. Naval Academy.

         Jim Cheal has been employed by us since May 1997 and has served as Vice President and Director since February 1998. From January 1995 to January 1996, Mr. Cheal was a director and Vice President of American Motor Works, Inc., a company which designed and manufactured motorcycles. Mr. Cheal was a professional photojournalist with Time-Life Publications from 1975 to 1987. Between 1987 and 1995, Mr.
Cheal operated a photography business which he founded in 1978.

         Robert L. Guess has served as our Vice President since November 1, 1997, as our President from May 1997 to November 1, 1997, a member of the Board of Directors since July 1997 and Secretary since February, 1999. From December 1996 to May 1997, Mr. Guess served as consultant to Messrs. Cheal and Starke each of whom are Vice Presidents and Directors of the Company, in connection with the development and implementation of the business plan of the Company from whom AQC purchased substantially all of its assets. From March 1996 to December 1996, Mr. Guess was the owner of Team Enterprise Miami, Inc., a direct product marketing company. From July 1995 to March 1996, Mr. Guess was the Southeast District Manager of marketing of Toast of the Town, Inc. a direct product marketing company. From March 1980 through September 1994, Mr. Guess served as an Officer in the United States Navy.

         Michael Smith has served as our Vice President since February 22, 1998. From March 1997 to February 1998, Mr. Smith was a consultant for Carl's Speed Shop in Daytona Beach, Florida. Between March 1996 and March 1997, Mr. Smith was a retail sales consultant with Arlen Ness Enterprises, Inc., a producer and marketer of motorcycle accessories and apparel located in California. From February 1995 to March 1996, Mr. Smith served as the Customer Relations Manager for Stone Ridge Motors, an automobile dealership in San Francisco, CA. From January 1993 to February 1995, Mr. Smith was a sales and leasing consultant with the Ford Motor Company dealership in Dublin, California.

         Jeff Starke has been a Director and Vice President of AQC since February 1998. Between May 1997 and February 1998, Mr. Starke served as Director of Engineering, Manufacturing and Design at AQC. From January 1995 to January 1996, Mr. Starke was a Director and Vice President of American Motor Works, Inc.,
                                       28
which designed and manufactured motorcycles. From March 1992 to January 1995, Mr. Starke was Vice President of Harley Motor Works, Inc., which designed, built and sold Harley Davidson motorcycles and motorcycle parts.

         Denise O'Brien has served as a Director since July 1997. She has been the trading manager for Wanger Asset Management since 1992, where she is an investment advisor. Ms. O'Brien is the sister of Mr. Starke.

         Gary W. Irving has served as our acting Chief Operating Officer since January 5, 1998 and became Chief Operating Officer and was appointed to the board of directors on October 1, 1998. Between March 1997 and December 1997, Mr. Irving was Vice President and General Manager for Strategic Product Management at Litton-PRC, a $1 billion subsidiary of Litton Industries an aerospace design and commercial electronics company where he was responsible for launching and managing their electronic commerce group. Between May 1994 to February 1997, Mr. Irving was Executive Vice President and Chief Operating Officer of the MARTECH Group, Inc., an Internet/Extranet consulting company. From June 1993 to January 1994, Mr. Irving was Vice President and General Manager at Instant Video Technologies, Inc. From December 1993 to June 1993, Mr. Irving was director for imaging system sales at I-Net. From October 1989 to October 1992, Mr. Irving was a Vice President at PRC. Mr. Irving has an M.S. Degree in systems engineering and has been awarded a patent in computer systems using CD-ROM storage devices. Mr.Irving has developed computer systems for dealer and factory floor applications and his former clients include Chrysler, Mack Trucks, John Deere and Boeing.

         Frank L. Aliano has served as our Vice President of Production since May 1998. From October 1993 until May 1998, he was Vice President of Engineering and Product Development for Big Dog Motorcycles which he helped build as a co-founder. From January 1992 to October 1993, he was the owner/operator of A&A Performance, in Wichita, Kansas, which fabricated custom Harley Davidson Motorcycles. From October 1980 to December 1991, he was the owner/ operator of Double Services, Phoenix, Arizona which custom builds and services Harley Davidson and rebuilds and repairs of trucks and heavy equipment. From 1975 to 1980, he was employed by Cummins Southwest as a journeyman mechanic. From 1972 to 1975 he was employed by R.B. Duncan trucking company as a mechanic. From 1971 to 1972, he was employed by Hartford Harley Davidson as a mechanic, which included servicing and rebuilding Harley Davidson Motorcycles. A native of Connecticut, he attended the University of Hartford.

         Linda Condon has served as our Director of Finance since October 1997 and Treasurer since February 1999. Between April 1994 and July 1997, Ms. Condon worked as an accountant for K.L. Smith and Associates, a Salt Lake City, Utah based accounting firm. Between January 1993 and April 1998, Ms. Condon worked as an accountant for Armstrong and Company, a Salt Lake City, Utah based accounting firm.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Florida Act permits the indemnification of directors, employees, officers and agents of Florida corporations. Our Articles of Incorporation indemnify our directors and officers to the fullest extent permitted by law.

         At present, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of our Company. Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers, and controlling persons, we are aware that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

EXECUTIVE COMPENSATION
                                       29

SUMMARY COMPENSATION TABLE


         The following table sets forth information relating to the compensation we paid during the past two fiscal years to: (1) President and Chief Executive Officer; and (2) each of our executive officers who earned more than $100,000 during the fiscal year ended April 30, 1998 (collectively, the "Named Executive Officers"):

                                                                                                               Grant Date
                                            SUMMARY COMPENSATION TABLE          5% ($)      10%($)           Present Value $
------------------------------------------------------------------------------------------------------------------------------------
                                                   Annual Compensation                  Long-Term Compensation
                                       ---------------------------------------------------------------------------------
                                                                                       Awards              Payouts
                                                                               -----------------------------------------
                                                                                            Securities
                                                                  Other                       Under-
                                                                  Annual       Restricted      Lying                    All Other
    Name and Principal                                            Compen-        Stock      Options/         LTIP         Compen
         Position            Year        Salary      Bonus        sation        Award(s)       SARs        Payouts       -sation
                                                                    ($)            ($)          (#)          ($)            ($)
------------------------------------------------------------------------------------------------------------------------------------
Richard Hagen               1996         $-0-        $-0-         $-0-           $-0-          -0-          $-0-           $-0-
Chief Executive Officer
and Chairman of the
Board(1)
------------------------------------------------------------------------------------------------------------------------------------
                            1997         $-0-        $-0-         $-0-           $-0           -0-          $-0-           $-0-
------------------------------------------------------------------------------------------------------------------------------------
                            1998         $13,462     $-0-         $78,577(2)     $-0-          -0-          $-0-           $-0-
------------------------------------------------------------------------------------------------------------------------------------

(1) Mr. Hagen was appointed Chief Financial Officer on September 22, 1998.

(2) Includes (i) $10,500 we provided to Mr. Hagen as a relocation allowance; and (ii) $68,077 we paid to Mr. Hagen under the terms of a consulting agreement. Does not include (i) 900,000 shares of common stock issued to Mr. Hagen in November 1998, and (ii) options to purchase 50,000 shares of common stock granted to Mr. Hagen in November 1998. See "Principal Shareholders."

                                       OPTION/SAR GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------------------------------------------------
                                                                                Potential Realizable Value At
                               Individual Grants                                Pssumed Annual Rates Of Stock
                                                                                Price Appreciation For Option   Grant Date
                                                                                          Term                    Value
--------------------------------------------------------------------------------------------------------------------------
                                         Percent of
                                            Total
                            Number Of     Options/
                           Securities   SARs Granted
                           Underlying   To Employees   Exercise Of  Expiration
          Name            Options/SARs  In Fiscal Year  Base Price      Date
                           Granted (#)                   (S/Sh)
--------------------------------------------------------------------------------------------------------------------------
Richard Hagen               N/A
President, Chief Executive
Officer and Chairman (1)
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------



                          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                                                 OPTION/SAR VALUES
--------------------------------------------------------------------------------------------------------------------------
                                                                                 Number of
                                                                                Securities               Value Of
                                                                                Underlying              Unexercised
                                                                                Unexercised            In-The-Money
                                                                               Options/SARs            Options/SARs
                                                                            At Fiscal Year-End        At Fiscal Year-
                                          Shares              Value                 (#)                   End ($)
                                        Acquired On         Realized           Exercisable/            Exercisable/
               Name                     Exercise (#)           ($)             Unexercisable           Unexercisable
--------------------------------------------------------------------------------------------------------------------------
Richard Hagen
President, Chief Executive
Officer and Chairman(1)                     N/A
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

==========================================================================================================================

(1) Mr. Hagen was appointed Chief Financial Officer on September 22, 1998.


         We do not currently have any Long Term Inventive Plans.

EMPLOYMENT AGREEMENTS

         RICHARD K. HAGEN, CHIEF EXECUTIVE OFFICER, PRESIDENT, CHIEF FINANCIAL OFFICER AND CHAIRMAN OF THE BOARD AND DIRECTOR. Pursuant to an employment agreement between AQC and Mr. Hagen, Mr. Hagen receives an annual base salary of $200,000. As additional compensation, we have also (i) issued Mr. Hagen 900,000 shares of restricted Common Stock; and (ii) granted Mr. Hagen options to purchase up to 50,000 shares of Common Stock of the Company, at $1.00 per share exercisable through February 21, 2003.

         JIM CHEAL, VICE PRESIDENT AND DIRECTOR. Pursuant to a verbal employment agreement between the Company and Mr. Cheal, Mr. Cheal receives an annual base salary of $75,000. As additional compensation, Mr. Cheal also received options to purchase 50,000 shares of Common Stock at $1.00 per share exercisable through December 31, 2003.

         ROBERT L. GUESS, VICE PRESIDENT AND SECRETARY.Pursuant to a verbal agreement between Mr. Guess and AQC, Mr. Guess receives an annual base salary of $50,000. As additional compensation, Mr. Guess also received 25,000 shares of Common Stock.

         MICHAEL SMITH, VICE PRESIDENT OF SALES AND DIRECTOR. Pursuant to a verbal employment agreement between AQC and Mr. Smith, Mr. Smith receives an annual base salary of $80,000 and 10,000 shares of Common Stock.

         JEFFREY W. STARKE, VICE PRESIDENT AND DIRECTOR. Pursuant to a verbal employment agreement between Mr. Starke and AQC, Mr. Starke receives an annual base salary of $85,000. As additional compensation, Mr. Starke received options to purchase up to 50,000 shares of Common Stock at $1.00 per exercisable through December 30, 2003.

         GARY W. IRVING, CHIEF OPERATING OFFICER. Pursuant to an employment agreement between Mr. Irving and AQC, in his capacity as Chief Operating Officer, Mr. Irving receives an annual base salary of $175,000. Mr. Irving also received (i) 600,000 shares of common stock; and (ii) options to purchase 50,000 shares of Common Stock exercisable at $1.00 per share through December 30, 2003.

         FRANK ALIANO, VICE PRESIDENT OF ENGINEERING AND PRODUCTION. Pursuant to a verbal agreement between Mr. Aliano and AQC, Mr. Aliano receives an annual base salary of $90,000. As additional compensation, Mr. Aliano also received 25,000 shares of Common Stock, with performance options of 25,000 options each year for the subsequent three years.

         LINDA CONDON, DIRECTOR OF FINANCE AND TREASURER. Pursuant to verbal employment agreement between Ms. Condon and the Company, Ms. Condon receives an annual base salary of $45,000 and 3,490 shares of Common Stock.

STOCK OPTIONS

1997 AMENDED STOCK OPTION PLAN

INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN

         On June 15, 1997, our Board of Directors and a majority of our shareholders ("Majority Shareholders") adopted AQC's 1997 Stock Option Plan (the "Plan"). On February 21, 1998, our Board of Directors and majority shareholders amended the Plan to increase the number of Plan Options from 500,000 to 3,000,000 shares.

         The Plan works to increase the stock interest of employees, consultants and employee directors in the Company and to align more closely their goals with our shareholders' interests. The Plan will also help us attract and retain the services of experienced and highly qualified employees. The Plan allows us to issue up to 3,000,000 shares of Common Stock to the people who we grant options. Our Board of Directors or a Committee of our Board of Directors (the "Committee") administers the Plan. Their responsibility includes the selection of the persons who will be granted Plan Options, the type of Plan Options to be granted, the number of shares subject to each Plan Option and the Plan Option price.

         Plan Options may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, or options that do not so qualify ("Non-Qualified Options"). In addition, the Plan also allows for a reload option provision ("Reload Option"). Reload options permit an eligible person to pay the exercise price of the Plan Option with shares of Common Stock owned by the eligible person and receive a new Plan Option to purchase shares equal to the tendered shares. Any Incentive Option granted under the Plan must provide for an exercise price of at least 100% of the fair market value of the underlying shares on the date of such grant. The exercise price of any Incentive Option granted to an eligible employee owning more than 10% of our Common Stock must be at least 110% of such fair market value on the date of the grant. Our Board of Directors or the Committee determines the term of each Plan Option and the way in which it may be exercised. No Plan Option may be exercisable more than 10 years after the date of its grant. In the case of an Incentive Option granted to an eligible employee owning more than 10% of our Common Stock, no Plan Option may be exercised more than five years after the date of the grant. The exercise price of Non-Qualified Options will be determined by our Board of Directors or the Committee.

         All of our officers, directors, key employees and consultants will be eligible to receive Non-Qualified Options under the Plan. Only officers, directors and employees who are employed by AQC are eligible to receive Incentive Options.

         All Plan Options are nonassignable and nontransferable, except by will or by the laws of descent and distribution. If we terminate an employee's employment for any reason (other than his death or disability or termination for cause), or if an optionee is not an employee of AQC but is a member of our Board of Directors and his service as a Director is terminated for any reason (other than death or disability), the Plan Option will lapse on the earlier of the expiration date or 30 days following the date of termination. If the optionee dies during the term of his employment, the Plan Option will lapse on the earlier of the expiration date of the Plan Option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Plan Option will lapse on the earlier of the expiration date of the option or one year following the date of such disability.

         The Plan will terminate 10 years from the date of the Plan's adoption. Any such termination of the Plan will not affect the validity of any Plan Options previously granted.

         As of February 4, 1999, we granted an aggregate of 200,000 Incentive Options (all of which have vested) and an aggregate of 2,580,000 Non-Qualified Options. We also granted 1,245,000 outside of the Plan.

                             PRINCIPAL SHAREHOLDERS

         The following table describes certain information regarding certain individuals who beneficially owned our Common Stock on March 1, 1999. In general, a person is considered a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose of such security. A person is also considered to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within (60) days.

The individuals included in the following table are:

         (1) people who we know beneficially own or exercise voting or control over 5% or more of our Common Stock,

         (2)      by each of our directors, and

         (3)      by all executive officers and directors as a group.

         At March 1, 1999, we had 9,166,235 shares of Common Stock outstanding.

                                                                                               Percent of  Beneficial Ownership
                                                                      No. of Shares            --------------------------------
      Name and Address or                                           of Common Stock               Before                After
     Identity of Group(1)                                          Beneficially Owned            Offering             Offering
     --------------------                                          ------------------            --------             --------
Richard Hagen, Director, Chairman, President,
   CFO and  CEO(2)                                                       950,000                   10.4%               8.8%
Jim Cheal, Vice President and Director(3)                                 50,000                       *                  *
Robert Guess, Vice President and Secretary                                25,000                       *                  *
Michael Smith, Vice President                                             10,000                       *                  *
Jeffrey W.  Starke, Vice President and Director(4)                        50,000                       *                  *
Denise O'Brien, Director                                                 655,195                    7.2%               6.1%
Gary Irving, Executive Vice President, COO and Director(5)               650,000                    7.1%               6.0%
Frank Aliano, Vice President                                              25,000                       *                  *
Doreen Cheal(6)                                                          605,195                    6.6%               5.6%
Linda Condon, Director of Finance
   and Treasurer(7)                                                        4,290                       *                  *
Susquehana Holdings Corp(7)                                              634,000                    6.9%               5.9%
Mathers Associates (8)                                                   520,000                    5.7%               4.8%
All Executive Officers and Directors                                   3,021,680                   33.0%              28.1%
as a group (9 persons)

* Denotes less than 1% beneficial ownership.
--------------

                                       33

(1) Unless otherwise indicated, the address of each of the persons is 711-731 Washburn Road, Melbourne, FL 32934.

(2) Includes 50,000 shares of Common Stock issuable upon the exercise of options exercisable at $1.00 until December 20, 2003.

(3) Includes (i) 605,195 shares of Common Stock owned by Doreen Cheal, Mr. Cheal's wife and (ii) 50,000 shares of Common Stock issuable upon the exercise of options exercisable at $1.00 per share until December 30, 2003.

(4) Includes 50,000 shares of Common Stock issuable upon the exercise of options exercisable at $1.00 per share until December 20, 2003. Jeff Starke is the brother of Denise O'Brien.

(5) Includes 50,000 shares issuable upon the exercise of options exercisable at $1.00 per share until December 20, 2003.

(6)      Jim Cheal is Doreen Cheal's husband.

(7) Address is 213 Mathers Road, Ambler, PA 19002. Mr. Norbert Zeelander is the sole shareholder of Susquehana Holdings Corp. As such, Mr. Zeelander is deemed to beneficially own the 634,000 shares held in the name of Susquehana Holdings Corp. Does not include (i) 38,000 shares of Common Stock owned by Mr. Zeelander individually; or (ii) 520,000 shares of Common Stock owned by Mathers Associates, a limited partnership in which Mr. Zeelander is a general partner.

(8) Address is 213 Mathers Road, Ambler, PA 19002. Mr. Norbert Zeelander is the general partner of Mathers Associates. As such, Mr. Zeelander is deemed to beneficially own the 520,000 shares held in the name of Mathers Associates. Does not include (i) 38,000 shares of Common Stock owned by Mr. Zeelander individually; or (ii) 634,000 shares of Common Stock owned by Susquehana Holdings Corp., a corporation in which Mr. Zeelander is sole shareholder.


ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On May 9, 1997, pursuant to the terms of a purchase agreement (the "Initial Agreement") AQC issued 1,207,142 shares of Common Stock to Doreen Cheal and 1,207,142 shares of Common Stock to Denise O'Brien in exchange for a prototype motorcycle and certain equipment required to manufacture and market the prototype motorcycle. The prototype motorcycle and related equipment was valued at $116,608. On April 9, 1998, Ms. Cheal and Ms. O'Brien returned an aggregate of 503,894 shares of Common Stock to us because they were overvalued.

         On June 5, 1998, certain members of management returned an aggregate of 700,000 shares of Common Stock to us for the purpose of improving the capitalization of the Company.

         In November 1998, Mr. Richard Hagen, Chairman, CEO, President, CFO and Director of the Company, and Mr. Gary Irving, Executive Vice President, COO and Director of the Company, were issued 900,000 and 600,000 shares of the Company's common stock, respectively.

                               CONCURRENT OFFERING

         Concurrent with this offering, we are registering pursuant to an Alternate Prospectus, for the account of the Selling Security Holders, an additional 928,000 shares of Common Stock including 250,000 shares of Common Stock issuable upon the exercise of Options. These securities are not being underwritten in this Offering and we will not receive any proceeds from the sale of such shares.

         We will pay the expenses of the Concurrent Offering, other than fees and expenses of counsel to the Selling Security Holders and the selling commissions. The resale of the securities of the Selling Security Holders is subject to prospectus delivery and other sales at any time may have an adverse effect on the market prices of the securities or the potential of such sales at any time may have an adverse effect on the market prices of the securities offered hereby.

                            DESCRIPTION OF SECURITIES

         We are authorized to issue 50,000,000 shares of Common Stock, par value $.001 per Share, and 2,500,000 shares of Preferred Stock, $.001 per Share. As of March 1, 1998 there were 9,166,235 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued or outstanding.

COMMON STOCK

         The holders of our Common Stock are entitled to dividends, if any are declared, and are entitled to a pro rata portion of our assets if we liquidate or dissolve our business, if our assets are not first distributed to our creditors or preferred stock holders.

         Each share of Common Stock entitles the holders thereof, to one vote. Holders of Common Stock do not have cumulative voting rights which means that the holders of more than 50% of shares voting for the election of Directors can elect all of the Directors if they choose to do so, and in such event, the holders of the remaining shares will not be able to elect any Directors. Our ByLaws require that only a majority of the issued and outstanding shares of our Common Stock is required to transact business at a shareholders' meeting. The Common Stock has no preemptive, subscription or conversion rights nor may we redeem it.

PREFERRED STOCK

         The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The issuance of any such Preferred Stock could adversely affect the rights of the holders of our Common Stock and, therefore, reduce the value of the Common Stock. The ability of the Board of Directors to issue Preferred Stock could discourage, delay, or prevent a takeover of the Company.

CERTAIN FLORIDA LEGISLATION

         Florida law includes certain provisions which prevent third parties from taking over Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires super majority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and the Company's Articles and Bylaws also authorize us to indemnify our directors, officers, employees and agents. In addition, our Articles and Florida law presently limit the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

         Certain provisions of the articles and bylaws of the Company summarized in the following paragraphs, and above under the Section entitled "Preferred Stock", may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. The following provisions may not be amended in our Articles or Bylaws without the affirmative vote of the holders of at least two-thirds of the outstanding shares of our Common Stock.

         The Articles and Bylaws provide that special meetings of shareholders of the Company may be called only by our Board of Directors, or holders of not less than 10% of our outstanding voting stock entitled to vote at the Special Meeting.

         Despite the belief of the Company as to the benefits to shareholders of these provisions of the Company's Articles of Incorporation, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Company's Board, but pursuant to which the shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and management more difficult and may tend to stabilize the Company's stock price, thus limiting gains which might otherwise be reflected in price increases due to a potential merger or acquisition. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh the possible disadvantages. Pursuant to applicable regulations, at any annual or special meeting of its shareholders, the Company may adopt additional Articles of Incorporation provisions regarding the acquisition of its equity securities that would be permitted to a Florida corporation.

TRANSFER AGENT

         Our transfer agent for our Common Stock is Florida Atlantic Stock Transfer, Inc., 5701 N. Pine Island Road, Tamarac, Florida 33321.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Immediately after the completion of this Offering, the Company will have 10,766,235 shares of Common Stock outstanding (the "Outstanding Shares") not including up to 4,025,000 shares of Common Stock that may be issued upon the exercise of options. Of the Outstanding Shares (i) 3,709,121 (including 678,000 shares of Common Stock being registered in the Alternate Prospectus) will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Act"); (ii) 270,900 are "restricted securities" but were eligible for resale pursuant to Rule 144 promulgated under the Act beginning in May 1998;
(iii) 2,798,500 are "restricted securities" but will be eligible for resale pursuant to Rule 144 between October 1999 and January 2000; and (iv) 3,024,680 held by officers and directors of the Company are subject to lock-up agreements with the Underwriter restricting the transfer of such shares for a period of two years from the closing date of this Offering (the "Lock-Up Shares"). After the expiration of the lock-up agreements all Lock-Up Shares will be eligible for sale under Rule 144.

         Under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be generally entitled to sell within any three month period a number of shares that does not exceed the greater of (i) 1% of the number of then outstanding shares of the Common Stock or (ii) the average weekly trading volume of the Common Stock in the public market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding nonaffiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner-of-sale provisions, public information requirements or notice requirements.

         The availability for sale of substantial amounts of Common Stock subsequent to this offering could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities. Prospective investors should be aware that the possibility of such sales may, in the future, have a depressive effect on the price of the Company's Common Stock in any market which may develop and, therefore, the ability of any investor to market his shares may be dependent directly upon the number of shares that are offered and sold. Affiliates of the Company may sell their shares during a favorable movement in the market price of the Company's Common Stock which may have a depressive effect on its price per share. See "Description of Securities", "Principal Shareholders," "Concurrent Offering," and "Risk Factors."


                                  UNDERWRITING

         Subject to the terms and conditions of the Underwriting Agreement, Barron Chase Securities, Inc. (the "Underwriter") has agreed to purchase from the Company an aggregate of 1,600,000 Shares (the "Securities"). The Securities are offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel and certain other conditions. The Underwriter is committed to purchase all Securities offered by this Prospectus, if any are purchased (other than those covered by the Over-Allotment Option described below).

         The Company has been advised by the Underwriter that the Underwriter proposes to offer the Securities to the public at the offering price set forth on the cover page of this Prospectus. The Underwriter has advised the Company that the Underwriter proposes to offer the Securities through members of the National Association of Securities Dealers, Inc. ("NASD"), and may allow concessions, in its discretion, to certain selected dealers who are members of the NASD and who agree to sell the Securities in conformity with the NASD's Conduct Rules. Such concessions will not exceed the amount of the underwriting discount that the Underwriter is to receive.

         The Company has granted to the Underwriter an Over-Allotment Option, exercisable for 45 days from the Effective Date, to purchase up to an additional _________ Shares at the public offering price less the Underwriting Discount set forth on the cover page of this Prospectus. The Underwriter may exercise this option solely to cover overallotments in the sale of the Securities being offered by this Prospectus.

         Officers and directors of the Company may introduce the Underwriter to persons to consider this Offering and to purchase Securities either through the Underwriter or through participating dealers. In this connection, no Securities have been reserved for those purchases and officers and directors will not receive any commissions or any other compensation.

         The Company has agreed to pay to the Underwriter a commission of ten percent (10%) of the gross proceeds of this Offering (the "Underwriting Discount"), including the gross proceeds from the sale of the Over-Allotment Option, if exercised. In addition, the Company has agreed to pay to the Underwriter a non-accountable expense allowance of three percent (3%) of the gross proceeds of this Offering, including proceeds from any Securities purchased pursuant to the Over-Allotment Option. The Underwriter's expenses in excess of the non-accountable expense allowance will be paid by the Underwriter. To the extent that the expenses of the Underwriter are less than the amount of the non-accountable expense allowance received, such excess shall be deemed to be additional compensation to the Underwriter. The Underwriter has informed the Company that it does not expect sales to discretionary accounts to exceed five percent (5%) of the total number of Securities offered by the Company hereby.

         The Company has agreed to engage the Underwriter as a financial advisor at a fee of $108,000, which is payable to the Underwriter on the Closing Date. Pursuant to the terms of a financial advisory agreement, the Underwriter has agreed to provide, at the Company's request, advice to the Company concerning potential merger and acquisition and financing proposals, whether by public financing or otherwise. The Company has also agreed that if the Company participates in any transaction which the Underwriter has introduced to the Company during a period of five years after the Closing (including mergers, acquisitions, joint ventures and any other business transaction for the Company introduced by the Underwriter), and which is consummated after the Closing (including an acquisition of assets or stock for which it pays, in whole or in part, with shares or other securities of the Company), or if the Company retains the services of the Underwriter in connection with any such transaction (an "Introduced Consummated Transaction"), then the Company will pay for the Underwriter's services an amount equal to 5% of up to one million dollars of value paid or received in the transaction, 4% of the next million of such value, 3% of the next million of such value, 2% of the next million of such value, and 1% of the next million dollars of such value and of all such value above $4,000,000.

         At the Closing, the Company will issue to the Underwriter and/or persons related to the Underwriter, for nominal consideration, Common Stock Underwriter Warrants to purchase up to 160,000 shares of Common Stock (the "Underlying Shares"). The Common Stock Underwriter Warrants are sometimes referred to in the Warrants." The Common Stock Underwriter Warrants will be exercisable for a five-year period commencing on the Effective Date. The initial exercise price of each Common Stock Underwriter Warrant shall be $______ per Underlying Share (____% of the public offering price). The Underwriter Warrants will be restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the Effective Date by the holder, except (i) to officers of the Underwriter and members of the selling group and officers and partners thereof; (ii) by will; or (iii) by operation of law.

         The Common Stock Underwriter Warrants contain provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The Underwriter Warrants contain net issuance provisions permitting the holders thereof to elect to exercise the Underwriter Warrants in whole or in part and instruct the Company to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. Such net exercise provision has the effect of requiring the Company to issue shares of Common Stock without a corresponding increase in capital. A net exercise of the Underwriter Warrants will have the same dilutive effect on the interests of the Company's shareholders as will a cash exercise. The Underwriter Warrants do not entitle the holders thereof to any rights as a shareholder of the Company until such Underwriter Warrants are exercised and shares of Common Stock are purchased thereunder.

         The Underwriter Warrants and the securities issuable thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that if it shall cause a post-effective amendment, a new registration statement, or similar offering document to be filed with the Commission, the holders shall have the right, for seven (7) years from the Effective Date, to include in such registration statement or offering statement the Underwriter Warrants and/or the securities issuable upon their exercise at no expense to the holders. Additionally, the Company has agreed that, upon request by the holders of 50% or more of the Underwriter Warrants during the period commencing one year from the Effective Date and expiring four years thereafter, the Company will, under certain circumstances, register the Underwriter Warrants and/or any of the securities issuable upon their exercise.

         In order to facilitate the offering of the Common Stock, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Shares. Specifically, the Underwriter may sell or allot, more Shares than the ______ Shares the Company has agreed to sell to the Underwriter. This over-allotment would create a short position in the Shares for the account of the Underwriter. To cover any over-allotments or to stabilize the price of the Shares, the Underwriter may bid for, and purchase, Shares in the open market. Finally, the Underwriter may reclaim selling concessions allowed to dealers for distributing the Shares in the Offering, if the Underwriter repurchases previously distributed Shares in transactions to cover short positions, in stabilization transactions or otherwise. The Underwriter has reserved the right to reclaim selling concessions in order to encourage dealers to distribute the Shares for investment, rather than for short-term profit taking. Increasing the proportion of the Offering held for investment may reduce the supply of Shares available for short-term trading. Any of these activities may stabilize or maintain the market price of the Shares above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.

         The Company has agreed to indemnify the Underwriter against any costs or liabilities incurred by the Underwriter by reason of misstatements or omissions to state material facts in connection with the statements made in the Registration Statement filed by the Company (together with all amendments and exhibits thereto, the "Registration Statement") and this Prospectus. The Underwriter has in turn agreed to indemnify the Company against any costs or liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the Registration Statement and this Prospectus, based on information relating to the Underwriter and furnished in writing by the Underwriter. To the extent that these provisions may purport to provide exculpation from possible liabilities arising under the federal securities laws, in the opinion of the Commission, such indemnification is contrary to public policy and therefore unenforceable.

         The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."

                                  LEGAL MATTERS

         The validity of the issuance of the securities offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., Fort Lauderdale, Florida. Certain members of the firm of Atlas, Pearlman, Trop & Borkson own 21,000 shares of Common Stock. Certain matters will be passed upon for the Underwriter by David A. Carter, P.A., 2300 Glades Road, Suite 210, West Tower, Boca Raton, Florida.

                                     EXPERTS

         The financial statements of the Company appearing in this Prospectus have been audited by Pricher and Company, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company intends to furnish to its shareholders annual reports, which will include financial statements audited by independent accountants, and such other periodic reports as it may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended.

         The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document which has been filed as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. The Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission and copies of all or any part thereof may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 or at certain of the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the Commission's website (http://www.sec.gov.).

                         INDEX TO FINANCIAL STATEMENTS
                         -----------------------------

                                                                            PAGE
                                                                            ----

Report of Certified Public Accountant...................................... F-2

Balance Sheets as of April 30, 1998 and 1997............................... F-3

Statements of Operations for the Years Ended April 30 1998,
 1997 and 1996 and for the Period from March 20, 1986 (Inception)
 to April 30, 1998......................................................... F-4

Statements of Stockholders' Equity (Deficit) for the Period
 from March 20, 1986 (Inception) to April 30, 1998......................... F-5

Statements of Cash Flows for the Years Ended April 30, 1998
 1997 and 1996 and from the Period from March 20, 1986 (Inception)
 to April 30, 1998..........................................................F-6

Notes to Financial Statements...............................................F-7

Unaudited Balance Sheet as of October 31, 1998............................. F-15

Unaudited Statements of Operations for the Six Months
 Ended October 31, 1998 and 1997........................................... F-17

Unaudited Statements of Cash Flows for the Six Months Ended
 October 31, 1998 and 1997................................................. F-18

Notes to the Financial Statements.......................................... F-19

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
American Quantum Cycles, Inc.

         We have audited the accompanying balance sheet of American Quantum Cycles, Inc. as of April 30, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for the years ended April 30, 1998, 1997 and 1996, and for the period from March 20, 1986 (inception) to April 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Quantum Cycles, Inc. as of April 30, 1998 and 1997 and the results of its operations and its cash flows for the years ended April 30, 1998, 1997 and 1996, and for the period from March 20, 1986 (inception) to April 30, 1998 in conformity with generally accepted accounting principles.



                                                             Pricher and Company



Orlando, Florida
September 21, 1998

                          AMERICAN QUANTUM CYCLES, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET

                             April 30, 1998 and 1997

                                                                                     1998                      1997
                                                                             ---------------------     ---------------------
      ASSETS
      ------

Current assets:
      Cash and cash equivalents                                              $             48,768      $            244,985
      Accounts receivable                                                                  35,602
      Prepaid expenses                                                                     39,308                     4,165
      Inventories                                                                         763,158
                                                                             ---------------------     ---------------------
           Total current assets                                                           886,836                   249,150
                                                                             ---------------------     ---------------------

Property and equipment                                                                    649,499
      Less accumulated depreciation                                                        62,486
                                                                             ---------------------     ---------------------
                                                                                          587,013
                                                                             ---------------------     ---------------------

Other assets:
      Deposits                                                                             40,700
      Licenses and intellectual rights, less accumulated
            amortization of $12,565                                                       349,667
                                                                             ---------------------     ---------------------
                                                                                          390,367
                                                                             ---------------------     ---------------------

                                                                             $          1,864,216      $            249,150
                                                                             =====================     =====================

      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
      ---------------------------------------------

Current liabilities:
      Accounts payable                                                       $            370,658      $
      Accrued liabilities                                                                 317,103                       767
      Current maturities of long-term debt                                                 20,183
      Current capital lease obligations                                                    24,006
      Notes payable                                                                     2,317,500                   221,770
                                                                             ---------------------     ---------------------
           Total current liabilities                                                    3,049,450                   222,537
                                                                             ---------------------     ---------------------

Capital lease obligations, less current maturities                                         75,598
Long-term debt, less current maturities                                                    42,378
                                                                             ---------------------     ---------------------
                                                                                          117,976
                                                                             ---------------------     ---------------------

Stockholders' equity (deficit):
      Common stock, par value $.001 per share; authorized
           50,000,000 shares, issued and outstanding
           2,471,045 and 900,000 shares                                                     2,471                       900
      Preferred stock, par value $.001 per share; authorized
           2,500,000 shares, no shares issued and outstanding
      Additional paid-in capital                                                        1,328,664                    28,347
      Deficit accumulated during the development stage                                 (2,634,345)                   (2,634)
                                                                             ---------------------     ---------------------
           Total stockholders' equity (deficit)                                        (1,303,210)                   26,613
                                                                             ---------------------     ---------------------

                                                                             $          1,864,216      $            249,150
                                                                             =====================     =====================


                See accompanying notes to financial statements.

                          AMERICAN QUANTUM CYCLES, INC.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS

                    Years Ended April 30, 1998, 1997 and 1996
        and the Period from March 20, 1986 (inception) to April 30, 1998

                                                                                                              March 20, 1986
                                                                                                               (inception)
                                                 1998                 1997                1996              to April 30, 1998
                                           ----------------     ----------------    ------------------    --------------------
Sales                                      $       192,856      $                   $                     $           192,856
                                           ----------------     ----------------    ------------------    --------------------

Cost and expenses:
   Cost of goods sold                              173,424                                                            173,424
   General and administrative                    2,453,062                1,542                                     2,454,604
                                           ----------------     ----------------    ------------------    --------------------
                                                 2,626,486                1,542                                     2,628,028
                                           ----------------     ----------------    ------------------    --------------------

        Loss from operations                    (2,433,630)              (1,542)                                   (2,435,172)
                                           ----------------     ----------------    ------------------    --------------------

Other income (expense):
   Loss on disposition of  property and
         equipment                                 (13,956)                                                           (13,956)
   Interest and other income                         3,107                                                              3,107
   Interest expense                               (187,232)              (1,092)                                     (188,324)
                                           ----------------     ----------------    ------------------    --------------------
                                                  (198,081)              (1,092)                                     (199,173)
                                           ----------------     ----------------    ------------------    --------------------

        Net loss                           $     2,631,711      $        (2,634)    $                     $        (2,634,345)
                                           ================     ================    ==================    ====================

Loss per common share:

   Weighted average shares
        outstanding                              2,007,844              591,716               500,000
                                           ================     ================    ==================

   Net loss                                $        (1.311)     $        (0.004)    $            0.00     $            (1.315)
                                           ================     ================    ==================    ====================


                 See accompanying notes to financial statements.

                          AMERICAN QUANTUM CYCLES, INC.
                          (A Development Stage Company)

                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

        For the Period from March 20, 1986 (inception) to April 30, 1998


                                                    Common Stock                              Deficit
                                             ---------------------------                    Accumulated
                                                                           Additional        During the        Total
                                              Number of        Par           Paid-In        Development     Stockholders'
                                               Shares         Value          Capital            Stage      Equity (Deficit)
                                             -----------  --------------  --------------  ---------------  ---------------

 Issuance of common stock,
    March 20, 1986                                  500     $       500     $               $                $        500

 Net income (loss) from inception to
   April 30, 1996
                                             -----------    ------------    ------------    -------------    -------------

 Balance, April 30, 1996                            500             500                                               500

 1,000 for 1 stock split                        499,500

 Stock issued for consulting services           275,000             275                                               275

 Stock issued to bridge loan participants       125,000             125          28,347                            28,472

 Net loss for the year ended
   April 30, 1997                                                                                 (2,634)          (2,634)
                                             -----------    ------------    ------------    -------------    -------------

 Balance, April 30, 1997                        900,000             900          28,347           (2,634)          26,613

 Common stock issued in exchange
   for equipment and services                 1,261,075           1,261          93,748                            95,009

 Private placement of common stock
   for cash, net of issuance costs              245,744             246         949,728                           949,974

 Employee stock bonuses recorded
   as compensation expense                       51,300              51         205,150                           205,201

 Common stock issued to a dealership
   for promotional expense                       10,000              10          39,990                            40,000

 Stock issued to lenders for interest
   on bridge loans                                2,926               3          11,701                            11,704

 Net loss for the year ended
   April 30, 1998                                                                             (2,631,711)      (2,631,711)
                                             -----------    ------------    ------------    -------------    -------------

 Balance, April 30, 1998                      2,471,045     $     2,471     $ 1,328,664      $(2,634,345)    $ (1,303,210)
                                             ===========    ============    ============    =============    =============


                See accompanying notes to financial statements.

                          AMERICAN QUANTUM CYCLES, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

                    Years Ended April 30, 1998, 1997 and 1996
        and the Period from March 20, 1986 (inception) to April 30, 1998

                                                                                                           March 20, 1986
                                                                                                             (inception)
                                                         1998              1997               1996        to April 30, 1998
                                                    ---------------   ----------------   ---------------  -----------------
Cash flows from operating activities:
    Reconciliation of net loss to net cash used in
        operating activities:
    Net loss                                        $   (2,631,711)   $        (2,634)   $                 $    (2,634,345)
    Items not requiring (providing) cash:
       Loss on disposition of equipment                     13,956                                                  13,956
       Depreciation and amortization                        75,051              1,092                               76,143
       Issuance of common stock for services
          and interest                                     304,409                275                              304,684
    Changes in assets and liabilities:
       Receivables                                         (35,602)               500                              (35,102)
       Inventories                                        (763,158)                                               (763,158)
       Prepaid expenses                                    (35,143)                                                (35,143)
       Other assets                                        (40,700)                                                (40,700)
       Accounts payable                                    370,658                                                 370,658
       Accrued liabilities                                 316,336                767                              317,103
                                                    ---------------   ----------------   ---------------   ----------------
          Net cash used in operating activities         (2,425,904)                                             (2,425,904)
                                                    ---------------   ----------------   ---------------   ----------------

Cash flows from investing activities:
    Capital expenditures                                  (615,950)                                               (615,950)
    Investment in licenses and intellectual rights        (362,232)                                               (362,232)
                                                    ---------------   ----------------   ---------------   ----------------
          Net cash used in investing activities           (978,182)                                               (978,182)
                                                    ---------------   ----------------   ---------------   ----------------

Cash flows from financing activities:
    Proceeds from issuance of notes payable              2,317,500            244,985                            2,562,485
    Repayment of notes payable                            (221,770)                                               (221,770)
    Long-term borrowing                                    175,159                                                 175,159
    Repayment of long-term debt                            (12,994)                                                (12,994)
    Proceeds from issuance of common stock                 949,974                                                 949,974
                                                    ---------------   ----------------   ---------------   ----------------
          Net cash provided by financing activities      3,207,869            244,985                            3,452,854
                                                    ---------------   ----------------   ---------------   ----------------

       Net increase (decrease) in cash                    (196,217)           244,985                               48,768

       Cash, beginning of year                             244,985
                                                    ---------------   ----------------   ---------------   ----------------

       Cash, end of year                            $       48,768    $       244,985    $                 $        48,768
                                                    ===============   ================   ===============   ================


Supplemental cash flow information:

    Amounts paid for:
       Interest                                     $        5,332    $                  $                 $         5,332
                                                    ===============   ================   ===============   ================

       Income taxes                                 $                 $                  $                 $
                                                    ===============   ================   ===============   ================

                 See accompanying notes to financial statements.

                          AMERICAN QUANTUM CYCLES, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements


1        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Nature of business and organization - American Quantum Cycles, Inc., a Florida corporation, ("The Company") designs, produces, markets, distributes and sells American-made, high performance V-twin engine cruiser and touring style motorcycles. These motorcycle products include stock models and motorcycles built to customer specified configurations. The Company was originally incorporated on March 20, 1986 as "Norbern, Inc." and was inactive until March 1997 when it began developing and implementing its business and financing plans. On May 8, 1997 the Company changed its name to American Quantum Cycles, Inc. and its fiscal year end to April 30.

         Basis of presentation - As of April 30, 1998, the Company is still considered to be in the development stage as substantially all of its efforts to date have been devoted to raising capital, developing technological resources, entering into employment agreements with key executives, leasing facilities and securing licensing and dealership agreements. Sales during 1998 were minimal compared to planned operations. The accompanying financial statements for years prior to 1998 are presented on an April 30 fiscal year end which does not require restatement since the Company had no operations prior to March 1997.

         Cash and cash equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

         Inventories - Inventories are carried at the lower of cost or market, with cost principally determined under the average cost method.

         Property and equipment - Property and equipment are carried at cost. Depreciation is recorded principally on the straight-line method at rates based on the estimated useful lives of the assets which range from three to seven years. The book value of obsolete assets is charged to depreciation expense when they are scrapped. Profits or losses from the sale of assets are included in other income. Repairs and maintenance are charged to expense as incurred.

         Intangible Assets - Intangible assets consist of licenses and intellectual rights and are amortized on the straight-line method over fifteen years.

         Income taxes - Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statements and income tax purposes. The differences relate primarily to depreciable assets (using accelerated depreciation methods for income tax purposes), the allowance for doubtful accounts (deductible for financial statement purposes but not for income tax purposes), stock-based compensation, and net operating loss carryforwards.

         Concentration of credit risk - The Company occasionally maintains deposits in excess of federally insured limits. Statement of Financial Accounting Standards No. 105 identifies these items as a concentration of credit risk requiring disclosure, regardless of the degree of risk. The risk is managed by maintaining all deposits in high quality financial institutions.

                          AMERICAN QUANTUM CYCLES, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements


Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.


2        INVENTORIES

         Inventories at April 30, 1998 are comprised as follows:


         Finished goods                                            $    13,787
         Work in process                                                66,796
         Purchased raw materials                                       682,575
                                                                   -----------

                                                                   $   763,158
                                                                   ===========
There were no inventories as of April 30, 1997.


3        PROPERTY AND EQUIPMENT

         Property and equipment includes the following:

         Leasehold improvements                                     $   52,750
         Manufacturing tools and equipment                             142,805
         Office furniture, equipment and software                      308,025
         Vehicles                                                      145,919
                                                                    ----------

                                                                    $  649,499
                                                                    ==========

         Depreciation expense for the year ended April 30, 1998 amounted to $ 62,486. As of April 30, 1997, the Company had not yet acquired any property and equipment, accordingly, there was no depreciation expense for years prior to 1998.

                          AMERICAN QUANTUM CYCLES, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements


4        LICENSES AND INTELLECTUAL PROPERTY

Licenses and intellectual property are comprised of the following:


         Proprietary technology license                            $   235,000
         Intellectual property rights                                  127,232
                                                                   -----------
                                                                       362,232
         Less accumulated amortization                                 (12,565)
                                                                   -----------

                                                                   $   349,667
                                                                   ===========

         In August 1997, the Company entered into a license agreement (the "Agreement") with Feuling Advanced Technologies, Inc. whereby the Company obtained a license to use certain proprietary technologies including, among other things, patents, trade secrets, techniques, tooling designs, product designs, and trademarks. Pursuant to the terms of the Agreement, as long as the Company complies with certain other provisions including non-disclosure of the proprietary technology, the Company has an exclusive license, for motorcycle applications, in perpetuity for the 4-Valve technology. This technology will be used in connection with the Company motorcycles and bolt-on kits for the Harley Davidson motorcycles which feature the evolution engine, evolution big twin, other Harley Davidson clones and aftermarket parts.


5        NOTES PAYABLE

         Notes payable at April 30, 1998 consist of:

10% Subordinated Bridge Loans - The Company issued eight unsecured promissory notes dated March 30, 1998 to individuals providing bridge loan financing. The aggregate principal balance of the notes at April 30, 1998 is $650,000 with interest payable at 10% at maturity on September 30, 1998. The terms of the loan agreements provide for the Company to issue a total of 130,000 shares of common stock to the note holders at maturity in order to obtain a favorable interest rate and repayment terms. Additional interest expense (equal to the fair value of the common stock to be issued minus the conversion price) will be recognized over the term of the loans.

Convertible Debentures - The Company has issued two separate series of convertible notes to investors:

         Beginning in October 1997, the Company issued thirty-four 8% Subordinated Notes, for an aggregate of $1,524,500. The notes mature one year from date of issue, convertible at $2.00 per share. Interest is convertible at the same rate as the principal, at the discretion of the note holder. Additional interest expense of $381,125 (equal to the fair value of the common stock assumed to be issued minus the conversion price) will be recognized over the term of the loans. During the year ended April 30, 1998, $125,168 of such additional interest expense was accrued.

                          AMERICAN QUANTUM CYCLES, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements


         Beginning in April 1998, the Company issued three 7% Subordinated Notes, for an aggregate of $143,000. The notes mature one year from the date of issue, convertible at $8.00 per share. Interest is payable in cash or convertible at the same rate as the principal, at the discretion of the Company. A warrant is attached at 10% above the final price of a proposed secondary offering.

         Notes payable at April 30, 1997 consisted of seven unsecured promissory notes dated April 16, 1997 with principal aggregating $250,000. Interest at 8% and principal were paid at maturity in September, 1997.


6             LONG-TERM DEBT

Long-term debt at April 30, 1998 is as follows:

Installment loan, monthly payments of $618 including interest
at 8.75%, matures September, 2002, secured by a vehicle                                          $  27,074

Three installment notes payable to individuals for the purchase of intellectual property rights, monthly payments aggregating $1,389 including interest at 8% to
10%, matures January, 2001
and 2002, secured by property rights                                                                35,487
                                                                                                 ---------
                                                                                                    62,561
Less current maturities                                                                             20,183
                                                                                                 ---------

Total long-term debt                                                                             $  42,378
                                                                                                 =========

The aggregate maturities of total long-term debt during the next five years are $20,182 in 1999, $19,461 in 2000, $13,073 in 2001, $6,822 in 2002 and $3,023 in
2003.


7             LEASES

         Capital leases - The Company leases various manufacturing, production, telephone and computer equipment under capital lease agreements with terms of three to five years through February, 2002. The economic substance of the leases is that the Company is financing the acquisition of the assets, and accordingly, they are capitalized as property and equipment. The leases contain bargain purchase options at the end of the lease terms.

                          AMERICAN QUANTUM CYCLES, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements


The following is an analysis of the leased assets included in property and equipment as of April 30, 1998:

         Telephone equipment                                    $      16,452
         Computer equipment                                            49,142
         Machinery and production equipment                            41,479
                                                                -------------
                                                                      107,073
         Less accumulated amortization                                 (7,489)
                                                                -------------

                                                                $      99,584
                                                                =============
         The following is a schedule by years of future minimum payments required under the leases together with their present value as of April 30, 1998:

                      Year ending
                       April 30,                                              Amount
                   ------------------                                  ------------------
                         1999                                          $          35,308
                         2000                                                     35,308
                         2001                                                     32,378
                         2002                                                     21,276
                         2003                                                      4,030
                                                                       ------------------
                          Total minimum lease payments                           128,300
                          Less amount representing interest                      (28,697)
                                                                       ------------------
                          Present value of minimum lease payments      $          99,604
                                                                       ==================

         Operating leases - The Company leases its facilities and other real property under noncancelable operating leases with terms of one to four years expiring in February, 2002. The Company is also responsible for real estate taxes on the leased facilities. Rent expense under these leases was $ 83,155 for the year ended April 30, 1998. The following is a schedule of future minimum lease payments required under operating leases:

                          Year ending
                           April 30,                                  Amount
                       ------------------                        ---------------
                             1999                                $    133,956
                             2000                                $     69,756
                             2001                                $     69,756
                             2002                                $     58,130

                          AMERICAN QUANTUM CYCLES, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements


8             CONTINGENCIES

         Results of operations in the future will be influenced by numerous factors including technological developments, competition, regulation, increases in expenses associated with sales growth, market acceptance of the products of the Company, the capacity of the company to expand and maintain the quality of its motorcycles and related services, continued development of the dealer organization, favorable sourcing of supplies, recruitment of highly skilled employees and integration of such persons into a cohesive organization, and the ability of the Company to raise funds and control costs


9             SECURITY TRANSACTIONS

         Following is a summary of security transactions during the year ended April 30, 1998:

         On May 21, 1997 the Company issued 1,261,075 shares of common stock valued at $95,009 for management services, equipment and other assets (See Subsequent Events - Note 14).

         In September, 1997 the Company issued 245,744 shares of common stock in a private placement. The net proceeds of the offering of $949,974 were used to repay debt of $250,000 (see note 5) and to provide working capital.

         On October 24, 1997 and December 31, 1997, 50,000 and 1,300 shares, respectively, of common stock valued at $205,201 were issued to key employees as performance bonuses (See Subsequent Events - Note 14).

         On December 15, 1997, 10,000 shares of common stock valued at $40,000 were issued to a dealership and recorded as promotional expense and 2,926 shares valued at $11,794 were issued to bridge lenders and recorded as interest expense.


10            PREFERRED STOCK

         As of April 30, 1998, the Company was authorized to issue up to 2,500,000 shares of $.001 par value Preferred Stock. Preferred Stock is designated as the "Series A 7% Convertible Preferred Stock" and has a stated value of $6.00 per share. Dividends of 7% of the stated value accrue and are payable semi-annually. Each share of Preferred Stock is convertible into one share of common stock at the option of the shareholder. No preferred shares have been issued.

                          AMERICAN QUANTUM CYCLES, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements



11            INCOME TAXES

         The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires that the Company use the liability method which attempts to recognize the future tax consequences of temporary differences between the book and tax bases of assets and liabilities.

         At April 30, 1998, the Company has net operating loss carryforwards totaling approximately $2,600,000 that may be offset against future taxable income through 2012. No tax benefit has been reported in the 1998 financial statements, however, because the Company believes there is at least a 50% chance that the carryforwards will expire unused. Accordingly, a $1,040,000 tax benefit of the loss carryforward has been offset by a valuation allowance of the same amount. The expected tax benefit that would result from applying federal statutory tax rates to the pretax loss differs from amounts reported in the financial statements primarily because of the increase in the valuation allowance.

         The company paid no income taxes since its inception.


12            LOSS PER COMMON SHARE

     Loss per common share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. All share and per share data, except shares authorized, have been retroactively adjusted to reflect a 1,000 for 1 stock split effective March 25, 1997.


13            STOCK OPTIONS

         On May 9, 1997 (and as amended June 3, 1997) the Company entered into a consulting agreement with Greenstone Financial Corp. ("GFC") to assist the Company with corporate development and strategic business planning. Under terms of the agreement, the Company granted GFC an option to purchase up to 250,000 shares of Company common stock based upon the successful completion of a private placement of Company common stock (see note 9), with each option exercisable at $4.00 per share. Also under the terms of the agreement, as amended, the Company granted GFC a five year option to purchase 300,000 shares of Company common stock, exercisable when and if there is a successful completion of a secondary offering of the Company's common stock, at an exercise price of $0.10 per share.

                          AMERICAN QUANTUM CYCLES, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements


         On June 15, 1998, the Company adopted the "1997 Stock Option Plan" (the "Plan"). Under the Plan, 3,000,000 shares of common stock are reserved for issuance upon exercise of options granted to management, key employees and consultants. The plan provides for the granting of either "incentive stock options" or "non-qualified stock options", as defined under the Internal Revenue Code. Options may be granted at prices not less than 100 percent of the fair market value at the date of grant and may be exercisable with a term not exceeding ten years. As of April 30, 1998, the Company has granted common stock options to plan participants as follows:

         Exercise Price                       Number of Options
         --------------                       -----------------

            $ 5.00                                   405,000
            $ 6.00                                   315,000
            $ 7.00                                   500,000
            $ 8.00                                   685,000
                                                  ----------

             Total options granted                 1,905,000
                                                  ==========

No options have been exercised as of April 30, 1998 (See Subsequent Events -
Note 14)


14       SUBSEQUENT EVENTS

         On August 11, 1998 the Company retroactively reduced an employee stock bonus awarded to two individuals on October 24, 1997, from 100,000 shares to 50,000 shares. The reduced number of shares have been recorded as compensation expense of $200,000 for the year ended April 30, 1998 based on a value of $4.00 per share (See Note 9).

         Also, on August 11, 1998 the Company retroactively reduced the number of common shares issued in an exchange for certain property and equipment on May 21, 1997, from 1,911,075 shares to 1,261,075 shares. The exchange has been recorded as a capital expenditure during the year ended April 30, 1998 based on the fair market value of the equipment (See Note 9).

         As of September 21, 1998, the board of directors is considering rescinding all of the common stock options previously granted under the 1997 Stock Option Plan, however, no formal action has been approved (See Note 13).

                          AMERICAN QUANTUM CYCLES, INC.
                            Condensed Balance Sheets


                                                                                       October 31, 1998          April 30, 1998
                                                                                          (Unaudited)
                                                                                       ----------------          --------------
                     ASSETS
                     ------
Current assets
     Cash and cash equivalents                                                         $         20,408          $       8,768
     Accounts receivable - trade  (Note 8)                                                    5,090,919                 35,602
     Inventory - raw materials (at FIFO)                                                        138,646                682,575
     Inventory - work in process                                                                779,563                 66,796
     Inventory - finished goods                                                                       0                 13,787
     Prepaid expenses and other current assets                                                   41,875                 39,308
                                                                                     ------------------        ---------------
Total current assets                                                                          6,071,411                886,836

Property and equipment, net                                                                   1,062,855                587,013
Patents and licenses, net (Note 4)                                                              341,833                349,667
Other assets                                                                                     41,767                 40,700

                                                                                     ------------------       ----------------
               Total Assets                                                              $    7,517,866         $    1,864,216
                                                                                     ==================       ================

           (See accompanying notes to condensed financial statements)

                                       F-15

                                                                                    October 31, 1998             April 30, 1998
                                                                                       (Unaudited)
                                                                                    ----------------             --------------


LIABILITIES & STOCKHOLDERS' EQUITY
----------------------------------
Liabilities
     Current liabilities
          Accounts payable - trade                                                       $    1,459,724         $      370,658
          Accrued compensation                                                                   32,141                 21,921
          Notes payable - bridge loan (Note 6)                                                  700,000                650,000
          Convertible debentures - 8% (Note 7)                                                1,579,500              1,524,500
          Convertible debentures - 7% (Note 7)                                                  699,500                143,000
          Deferred income  (Note 8)                                                           4,728,308                      0
          Other accrued expenses and current liabilities                                        981,762                295,182
                                                                                     ------------------       ----------------
               Total current liabilities                                                     10,180,935              3,005,261

     Long term liabilities
          Capitalized leases (Note 5)                                                            76,825                 99,604
          Notes payable - bank                                                                   24,956                 27,074
          Notes payable - other                                                                  29,982                 35,487
                                                                                     ------------------       ----------------
               Total long term liabilities                                                      131,763                162,165
                                                                                     ------------------       ----------------
                    Total Liabilities                                                        10,312,698              3,167,426
                                                                                     ------------------       ----------------

Shareholders' Equity
     Preferred stock - $.001 par value; 2,500,000
          shares authorized; no shares issued                                                         0                      0
     Common stock - $.001 par value; 50,000,000
          shares authorized; 4,361,345 shares and
          2,471,045 shares issued and outstanding                                                 4,361                  2,471
     Capital in excess of par value                                                           2,550,273              1,328,664
     Retained earnings (deficit)                                                             (5,349,466)            (2,634,345)
                                                                                     ------------------       ----------------
          Total shareholders' equity (deficit)                                               (2,794,832)            (1,303,210)
                                                                                     ------------------       ----------------
               Total Liabilities & Shareholders' Equity                                $      7,517,866        $     1,864,216
                                                                                     ==================       ================


           (See accompanying notes to condensed financial statements)

                          AMERICAN QUANTUM CYCLES, INC.
                       Condensed Statements of Operations
                                   (Unaudited)

                                                Three months ended     Three months ended      Six months ended    Six months ended
                                                 October 31, 1998       October 31, 1997       October 31, 1998    October 31, 1997
                                                ------------------     ------------------      ----------------    ----------------
Net sales of tangible goods                      $      305,999          $       23,355         $    474,023        $     23,355
Cost of goods sold                                      369,123                  37,422              644,316              37,422
                                                ---------------          --------------         ------------        ------------

     Gross profit (deficit)                             (63,124)                (14,067)            (170,293)            (14,067)

Selling, general and administrative expenses            745,691                 311,810            1,977,436             523,972
                                                ---------------          --------------         ------------        ------------
     Operating profit (deficit)                        (808,815)               (325,877)          (2,147,729            (538,039)

Other income (expense):
     Interest expense                                   (61,374)                (26,246)            (569,083)            (26,246)
     Loss on disposition of asset                             0                  (7,566)                   0              (7,566)
     Other income (Note 9)                                  197                     317                1,691                 321
                                                ---------------          --------------         ------------        ------------
               Net Operating Loss                $     (869,992)         $     (359,372)        $ (2,715,121)           (571,530)
                                                ===============          ==============         ============        ============

Weighted average shares outstanding                   3,669,445               3,518,741            3,706,908           3,502,009
                                                ===============          ==============         ============        ============



Loss per common share                            $       (0.237)         $       (0.102)         $    (0.732)       $     (0.163)
                                                ===============          ==============         ============        ============

Loss per Common Share-diluted                    $       (0.149)         $       (0.102)         $    (0.465)       $     (0.163)
                                                ===============          ==============         ============        ============

           (See accompanying notes to condensed financial statements)

                          AMERICAN QUANTUM CYCLES, INC.
                       Condensed Statements of Cash Flows
                                   (Unaudited)

                                                                                        Six months ended           Six months ended
                                                                                        October 31, 1998           October 31, 1997
                                                                                        ----------------           ----------------
Cash flows from operating activities:
     Net loss                                                                           $   (2,715,121)            $      (571,530)
     Adjustments to reconcile net loss to net cash
     used in operating activities:
          Depreciation and amortization                                                        118,153                      12,105
          Changes in assets and liabilities:
               Receivables                                                                    (463,311)                     52,691
               Inventories                                                                    (155,051)                   (475,807)
               Prepaid expenses and other                                                       10,244                     (36,398)
               Accounts payable                                                              1,089,066                      66,725
               Other accrued expenses and current liabilities                                  696,800                      43,800
                                                                                        --------------             ---------------
                    Net cash used by operating activities                                   (1,419,220)                   (908,414)


Cash flows from financing activities:
     Loan proceeds                                                                              50,000                     200,000
     Convertible debenture proceeds                                                            611,500                     280,000
     Retirement of prior debt                                                                        0                    (325,000)
     Payment of loan principal                                                                 (30,401)                       (846)
     Net capital and stock changes                                                           1,341,088                   1,092,378
                                                                                        --------------             ---------------
          Net cash provided by financing activities                                          1,972,187                   1,246,532


Cash flows from investing activities:
     Additions to property and equipment                                                      (581,327)                   (234,759)
     Additions to intangible assets (Note 4)                                                         0                    (235,000)
                                                                                        --------------             ---------------
          Net cash used by investing activities                                               (581,327)                   (469,759)
                                                                                        --------------             ---------------

Net (decrease) increase in cash                                                                (28,360)                   (131,641)
Cash at beginning of period                                                                     48,768                     244,985
                                                                                        --------------             ---------------
Cash at end of period                                                                   $       20,408             $       113,344
                                                                                        ==============             ===============

           (See accompanying notes to condensed financial statements)

                          AMERICAN QUANTUM CYCLES, INC.
                      Notes to Condensed Financial Statements
                                   (Unaudited)



(1)   Basis of Presentation, General and Business
      -------------------------------------------

American Quantum Cycles, Inc. ("The Company") is an early production stage company that designs, produces, markets, distributes and sells American-made, high performance V-twin engine cruiser and touring style motorcycles. These motorcycle products include stock models and motorcycles built to customer specified configurations. The Company was originally incorporated on March 20, 1986 as "Norbern, Inc." and was inactive until March 1997 when it began developing and implementing its business and financing plans. On May 8, 1997 the Company changed its name to American Quantum Cycles, Inc. and its fiscal year end to April 30.

The accompanying interim financial statements are prepared in accordance with the instructions to Form-10QSB, are unaudited and do not include all the information and disclosures required by generally accepted accounting principles for complete financial statements. All adjustments that, in the opinion of management, are necessary for a fair presentation of the results of operations for the interim periods have been made and are of a recurring nature unless otherwise disclosed herein. The results of operations for such interim periods are not necessarily indicative of results of operations for a full year.


(2)   Concentration of Credit Risk
      ----------------------------

The Company occasionally maintains deposits in excess of federally insured limits. Statement of Financial Accounting Standards No, 105 identifies these items as a concentration of credit risk requiring disclosure, regardless of the degree of risk. The risk is managed by maintaining all deposits in high quality financial institutions.


(3)   Transition from Development Stage Company to Production
      -------------------------------------------------------

The Company has transitioned from a development stage company into an early production ramp-up stage company. The Company has completed various activities necessary for this transition including entering into dealership agreements, a technology license agreement (see Note 4), leasing and upgrading facilities, purchasing supplies and equipment, and hiring and training employees. The Company anticipates that the current fiscal year ending April 30, 1999 will sustain additional losses. Except for the historical information contained herein, the matters set forth in this Form 10-QSB are forward looking and involve a number of risks and uncertainties.

Results of operations in the future will be influenced by numerous factors including technological developments, competition, regulation, increases in expenses associated with sales growth, market acceptance of the products of the Company, the capacity of the company to expand and maintain the quality of its motorcycles and related services, continued development of the dealer organization, favorable sourcing of supplies, recruitment of highly skilled employees and integration of such persons into a cohesive organization, and the ability of the Company to raise funds and control costs.

(4)   Patents, Licenses and Certificates
      ----------------------------------

In August 1997, the Company entered into a license agreement (the "Agreement") with Feuling whereby the Company, as licensee, obtained a license to use certain proprietary technologies including among other things, patents trade secrets, techniques, tooling designs, product designs, and trademarks. Pursuant to the terms of the Agreement, so long as the Company complies with certain other provisions including non-disclosure of the proprietary technology, the Company has an exclusive license, for motorcycle applications, in perpetuity for the 4-Valve technology. This technology will be used in connection with the Company motorcycles and bolt-on kits for the Harley Davidson motorcycles which feature the evolution engine, evolution big twin, other Harley Davidson clones and aftermarket parts. An American Quantum Motorcycle with its 4-Valve engine successfully passed EPA testing and was awarded an EPA certificate for 49 states (less California). American Quantum will submit a second motorcycle for further testing aimed at a 50 state certificate in the early spring of 1999.

(5)   Capitalized Leases
      ------------------

The Company has executed capital leases with Nations Commercial Credit Corporation for purchasing manufacturing and production equipment, and for computer equipment to expand and improve the Company's network infrastructure. All leases provide a $1 purchase buy-out provision at the end of the term of the lease.

(6)   Bridge Loan Financing
      ---------------------

Notes payable consist of nine (9) unsecured promissory notes dated March 30, 1998 to individuals providing bridge loan financing. The principal aggregate is $700,000 with interest payable at 10% at maturity on September 30, 1998. The Company also contracted to issue a total of 142,000 shares of common stock to these individuals at maturity in order to obtain a favorable interest rate and repayment terms. Loan costs are expensed as incurred.

The Company has received extensions until a secondary offering on all notes and these note holders have been offered an updated agreement tied to the contracted secondary offering expected to be completed during March 1999, however no assurance can be given that the secondary offering will be completed. The note holders will be repaid by converting principle plus interest (accrued through the date of secondary completion) into American Quantum stock at the opening stock price of the secondary offering plus two warrants (at the same share price as the original conversion) for each share resulting from the note conversion. As of the date of this filing 6 note holders representing $249,999 of original note loans have executed agreements to convert to American Quantum stock at time of completion of the secondary.

(7)   Convertible Debentures
      ----------------------

As part of its equity funding and financing, the Company has issued two separate series of convertible notes to investors: Beginning in October 1997, the Company issued thirty-four (34) 8% Subordinated Notes, for an aggregate of $1,579,500. The notes mature one year from date of issue, convertible at $2.00 per share, with no warrants attached. Interest is convertible at the same rate as the principal, at the discretion of the note holder.

The Company has received extensions until a secondary offering on all notes and these note holders have been issued an updated agreement tied to the contracted secondary offering expected to be completed during March 1999. These note holders have been offered the choice of being repaid via principle, interest (accrued through to the time of completion of the secondary offering) and American Quantum incentive shares or to be repaid by converting principle plus interest (accrued through the date of secondary completion) into American Quantum stock at the opening stock price of the secondary offering plus one warrant (at the same share price as the original conversion) for each share resulting from the note conversion. As of the date of this filing 11 note holders representing $579,000 of original note loans have executed agreements to convert to American Quantum stock at time of completion of the secondary.

     Beginning in April 1998, the Company issued twenty-nine (29) 7% Subordinated Notes, for an aggregate of $699,500. The notes mature one year from the date of issue, convertible at $8.00 per share. Interest is payable in cash or convertible at the same rate as the principal, at the discretion of the Company. A warrant is attached at 10% above the final price of a secondary offering.

The Company has received extensions until a secondary offering on all notes and these note holders have been issued an updated agreement tied to the contracted secondary offering expected to be completed during March 1999. These note holders have been offered the choice of being repaid via principle, interest (accrued through to the time of completion of the secondary offering) and American Quantum incentive shares or to be repaid by converting principle plus interest (accrued through the date of secondary completion) into American Quantum stock at the opening stock price of the secondary offering plus one warrant (at the same share price as the original conversion) for each share resulting from the note conversion. As of the date of this filing 11 note holders representing $245,000 of original note loans have executed agreements to convert to American Quantum stock at time of completion of the secondary.


(8)   Recognition of Income
      ---------------------

Orders received from the Company's dealers are booked as received in Account Receivable, with an offset in Deferred Income. As the motorcycle proceeds through the production process, revenue is recognized based on "percentage of completion."

No dealer, sales representative, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer or any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

                                AMERICAN QUANTUM
                              CYCLES INCORPORATED

                                     [LOGO]



                        1,600,000 Shares of Common Stock



                                   PROSPECTUS
                             _________________, 1999




                             BARRON CHASE SECURITIES

                              7700 West Camino Real
                            Boca Raton, Florida 33433
                                 (561) 347-1200

                            Beverly Hills, California
                              Boston, Massachusetts
                               Brooklyn, New York
                                Buffalo, New York
                                Chicago, Illinois
                               Clearwater, Florida
                                 Duluth, Georgia
                               Edison, New Jersey
                            Eureka Springs, Arkansas
                            Fort Lauderdale, Florida
                          Hasbrook Heights, New Jersey
                              La Jolla, California
                                 Naples, Florida
                               New York, New York
                                Orlando, Florida
                                Sarasota, Florida
                                 Tampa, Florida
                            West Boca Raton, Florida
                          ----------------------------

                                March _____, 1999

                    Subject to Completion ____________, 1999

PROSPECTUS (ALTERNATE)

                          AMERICAN QUANTUM CYCLES, INC.

                         928,000 Shares of Common Stock

         This is an offering of 928,000 Shares of Common Stock of American Quantum Cycles, Inc., a Florida corporation, held by certain of our Shareholders (the "Selling Security Holders"). Of the 928,000 Shares being offered by the Selling Security Holders, 250,000 are issuable upon the exercise of options owned by certain of the Selling Security Holders. We will not receive any proceeds from the sale of the Shares but we will receive proceeds from the Selling Security Holders if they exercise their options.

         Our Common Stock is quoted on the OTC Bulletin Board under the symbol "AMQC". On _________, 1999, the closing bid price per share of the Common Stock as reported by the OTC Bulletin Board was $_____.

                   ------------------------------------------
         This Investment Involves a High Degree of Risk. You Should Purchase Shares Only If You Can Afford a Complete Loss of Your Investment. See "High Risk Factors" Beginning on Page __.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                   ------------------------------------------



                The date of this Prospectus is ____________, 1999

                                  THE OFFERING

Shares Offered by the Selling
Security Holders(1)............................................  928,000 Shares of Common Stock

Use of Net Proceeds............................................  We will not receive any proceeds from the -
                                                                 re-sale of the Shares offered by the Selling
                                                                 Security Holders.
Common Stock Outstanding:
     Prior to the Offering (2) ................................  9,166,235
     After the Offering (3) ...................................  11,016,235


Risk Factors ..................................................  The Offering involves a high degree of risk and immediate substantial dilution.  See
                                                                 "High Risk Factors" beginning on page ____.

---------------------------

(1) The number of Shares being offered by the Selling Security Holders includes 250,000 shares of our Common Stock issuable upon the exercise of options held by the Selling Security Holders. The Options are exercisable at $4.00 per share.

(2) Does not include 1,600,00 Shares of Common Stock which are being offered in a concurrent underwritten offering. See "Concurrent Public Offering".

(3) Includes the 928,000 Shares being offered by the Selling Security Holders and the 1,600,000 Shares of Common Stock being offered in the Concurrent Offering. Does not include (i) 150,000 Shares of Common Stock issuable to the Underwriters in the Concurrent Offering; and (ii) up to 3,775,000 Shares of Common Stock issuable upon the exercise of outstanding options to purchase shares of our Common Stock.

                               CONCURRENT OFFERING

         On the date of this Prospectus, a registration statement with respect to an underwritten public offering of 1,600,000 Shares of our Common Stock (the "Underwritten Public Offering") was declared effective by the Securities and Exchange Commission ("Commission"). Sales of securities under this Prospectus by the Selling Security Holders, and in the Underwritten Public Offering, or even the potential of such sales may have an adverse effect on the market price of our Common Stock.

                             SELLING SECURITY HOLDERS

                                                  SHARES              SHARES OF
                             SHARES OF           THAT MAY              COMMON
                              COMMON            BE OFFERED              STOCK
                            STOCK OWNED          PURSUANT               OWNED
       SELLING               PRIOR TO             TO THIS               AFTER
SECURITY HOLDER            THIS OFFERING        PROSPECTUS            OFFERING
---------------            -------------        ----------            --------
Violetta Dwyer              100,000(1)            100,000                 0
Terri Grundstedt            100,000(1)            100,000                 0
Laine Moskowitz              50,000(2)            50,000                  0
Jefferson Hen                 12,000              12,000                  0
Colson Construction            8,000               8,000                  0
Todd Hemm                     18,000              18,000                  0
Allen Solomon                  5,000               5,000                  0
Wayne Laglia                   5,000               5,000                  0
Chase Construction            10,000              10,000                  0
Dante Greco                  272,500             272,500                  0
Bridget McMahon               75,000              75,000                  0
Carl Domino                   75,000              75,000                  0
Abe Goldberger                25,000              25,000                  0
Catherine Hass                69,870              69,870                  0
Michael Howell                67,130              67,130                  0
Harvey Stober                 37,500              37,500                  0

(1) Includes 100,000 shares of common stock issuable upon the exercise of options exercisable at $4.00 per share.
(2) Includes 50,000 shares of common stock issuable upon the execise of options exercisable at $4.00 per share.

                              PLAN OF DISTRIBUTION

         The Selling Security Holders may offer their Shares at various times in one or more of the following transactions: in the over-the-counter market where our Common Stock is listed; transactions other than in the over-the-counter market; in connection with short sales of the Company's Common Stock; by pledgees or donees; or a combination of any of the above transactions.

         The Selling Security Holders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices and at negotiated prices or at fixed prices.

         The Selling Security Holders may use broker dealers to sell their shares. If this happens, broker dealers will either receive discounts or commissions from the Selling Security Holders, or they will receive commissions from purchasers of shares for whom they acted as agents.

         We have advised the Selling Security Holders that during such time as they may be engaged in a distribution of the Shares they are required to comply with Regulation M under the Exchange Act. Regulation M generally precludes any Selling Security Holders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Common Stock.

         It is anticipated that the Selling Security Holders will offer all of the Shares for sale. Further, because it is possible that a significant number of Shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the Company's Common Stock.

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.






                         928,000 SHARES OF COMMON STOCK

                          AMERICAN QUANTUM CYCLES, INC.







                                   PROSPECTUS



                             ________________, 1999

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Florida Business Corporation Act (the "Florida Act") contains provisions entitling the Company's directors and officers to indemnification from judgments, settlements, penalties, fines, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Company. In its Articles of Incorporation, the Company has included a provision that limits, to the fullest extent now or hereafter permitted by the Florida Act, the personal liability of its directors to the Company or its shareholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the Florida Act as currently in effect, this provision limits a director's liability except where such director breaches a duty. The Company's Articles of Incorporation and By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Florida Act. The Florida Act provides that no director or officer of the Company shall be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders, except for liability for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Act, (iii) any transaction from which the director received an improper personal benefit or
(iv) a violation of a criminal law. This provision does not prevent the Company or its shareholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against actions taken by directors or officers that constitute negligence or gross negligence.

         The Articles of Incorporation also include provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Florida, indemnify and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as may from time to time be in effect.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by the Company in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions and the Representative's non-accountable expense allowance and advisory fee) are as follows:

                                      II-1

SEC registration fee............................................................          $3,000
NASD filing fee ................................................................          $1,731
Amex listing fee ...............................................................          22,500
Legal fees and expenses.........................................................          50,000
Accounting fees and expenses....................................................          25,000
Blue sky fees and expenses......................................................          25,000
Printing and engraving expense..................................................          75,000
Transfer agent fees and expenses................................................          15,000
Miscellaneous...................................................................          10,000
                                                                                       ---------
Total                                                                                   $222,731
                                                                                       =========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         In April 1997, the Company issued an aggregate of $250,000 in promissory notes to seven investors (the "April 1997 Notes") three of whom were accredited and four were non-accredited. The April 1997 Notes yielded interest at 8% annually and matured at the earlier of April 8, 1998 or upon receipt by the Company of $1,000,000 or more in any public or private financing. The interest on the April 1997 Notes was payable by the Company, at its option, either (i) in cash; or (ii) in Common Stock of the Company based on the lower of
(A) $2.00 per share; or (B) the average closing bid price of the Common Stock of the Company for the five trading days preceding one date prior to the date of interest on the Note the "Interest Provision"). Pursuant to the Interest Provision, the Company issued 2,926 shares of Common Stock to the April 1997 Note holders in December 1997 as interest on the April 1997 Notes. As of the date hereof, all the April 1997 Notes have been repaid and cancelled by the Company. Each investor was provided with or had access to financial and other information concerning the Company and had the opportunity to ask questions concerning the Company and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to
Section 4(2) of the Act.

         In May 1997, the Company acquired assets totalling $92,270 in exchange for an aggregate of 1,910,390 shares of Common Stock of the Company, of which 955,195 shares were issued to Doreen Cheal, a principal shareholder of the Company, and 955,195 shares were issued to Denise O'Brien, a Director and principal shareholders of the Company. Each investor was nonaccredited, but was provided with or had access to financial and other information concerning the Company and had the opportunity to ask questions concerning the Company and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         In June 1997, the Company commenced an offering of Common Stock at $4.00 per share pursuant to Rule 504 of Regulation D under the Act. An aggregate of 245,744 shares of Common Stock for an aggregate of $949,974 were sold by management. Each of the investors were provided with and had access to financial and other information concerning the Company and had the opportunity to ask questions concerning the Company and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 3(b) of the Act.

         In January 1998, the Company granted options to purchase an aggregate of 570,000 shares of Common Stock to a consultant. The options are exercisable until October 2004_ and are exercisable at $.25 per share. Each investor was provided with or had access to financial and other information concerning the Company and had the opportunity to ask questions concerning the Company and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         Beginning in October 1997, the Company issued an aggregate of forty 8% Subordinated Notes to 32 investors, in the aggregate principal amount of $1,407,000 (the "8% Notes"). Each investor was provided with or had access to financial and other information concerning the Company and had the opportunity to ask questions concerning the Company and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act. The notes matured one year from date of issue. Nine of the 8% Note holders, representing an aggregate of $240,000 of the outstanding principal balance of the 8% Notes, agreed to extend the maturity date of their 8% Notes until the close of this Offering. Sixteen of the 8% Note holders, representing an aggregate of $624,000 of the aggregate outstanding principal amount of the 8% Notes agreed to convert the principle balance plus accrued interest of their respective notes into (i) common stock of the Company at the a price per share equal to $5.00, (the "8% Note Shares"); and (ii) warrants to purchase a number of shares of the Company's common stock equal to the 8% Note Shares at an exercise price of $5.00 per share. The Company redeemed one of the 8% Notes with a principal balance of $70,000. The remaining six 8% Note holders have not agreed to either extend the terms of, or convert, their respective 8% Notes. As a result, if the remaining six 8% Note holders, representing an aggregate of $473,000 of the outstanding principal balance of the 8% Notes, send the Company notice informing the Company that it is in default of its repayment obligations on the 8% Notes, the Company will be considered in default of the 8% Notes.

         Between May 1997 and June 1997, the Company granted options to purchase an aggregated 550,000 shares to a consultant. Of the options 300,000 are exercisable at $.10 per share and 250,000 are exercisable at $4.00 per share. The options are exercisable until September 2003. Each investor was provided with or had access to financial and other information concerning the Company and had the opportunity to ask questions concerning the Company and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         Beginning in April 1998, the Company issued an aggregate of twenty-seven 7% Subordinated Notes to 24 investors, in return for which the Company received proceeds of , for an aggregate of $549,500 (the "7% Notes"). Each investor was provided with or had access to financial and other information concerning the Company and had the opportunity to ask questions concerning the Company and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act. The 7% Notes mature one year from the date of issuance and are convertible into shares of common stock of the Company at $8.00 per share. Interest is payable in cash or shares of common stock of the Company, at the discretion of the Company. The notes matured one year from date of issue. Six of the 7% Note holders, representing an aggregate of $70,000 of the outstanding principal balance of the 7% Notes, agreed to extend the maturity date of their 7% Notes until the close of this Offering. Thirteen of the 7% Note holders, representing an aggregate of $292,000 of the aggregate outstanding principal amount of the 7% Notes agreed to convert the principle balance plus accrued interest of their respective notes into (i) common stock of the Company at the a price per share equal to $5.00, (the "7% Note Shares"); and (ii) warrants to purchase a number of shares of the Company's common stock equal to the 7% Note Shares at an exercise price of $5.00 per share. The Company redeemed two of the 7% Notes which had an aggregate principal balance of $32,500. The remaining four 7% Note holders, representing an aggregate of $255,000 of the outstanding principal balance of the 7% Notes, have not agreed to either extend the terms of, or convert, their respective 7% Notes. As a result, if any of the remaining four 7% Note holders are not repaid, or do not convert or extend the terms of their 7% Notes by April 1999, and such 7% Note holders send the Company notice informing the Company that it is in default of its repayment obligations on the 7% Notes, the Company will be considered in default of the 7% Notes.

         In May 1998, the Company completed an offering of an aggregate of $700,000 of 10% Subordinated Promissory Notes (the "10% Notes") and an aggregate of 140,000 shares of Common Stock to nine accredited investors. The 10% Notes mature one year from the date of issuance and are convertible into shares of common stock of the Company at $8.00 per share. Interest is payable in cash or shares of common stock of the Company, at the discretion of the Company. Two of the 10% Note holders, representing an aggregate of $380,000 of the outstanding principal balance of the 10% Notes, agreed to extend the maturity date of their

10% Notes until the close of this Offering. Seven of the 10% Note holders, representing an aggregate of $320,000 of the aggregate outstanding principal amount of the 10% Notes agreed to convert the principle balance plus accrued interest of their respective notes into (i) common stock of the Company at the a price per share equal to $5.00, (the "10% Note Shares"); and (ii) two warrants to purchase a number of shares of the Company's common stock equal to the 10% Note Shares at an exercise price of $5.00 per share. ^Each of the investors was provided with, or had access to financial and other information concerning the Company and had the opportunity to ask questions concerning the Company and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         Between September 1998 and November 1998, the Company granted options to purchase an aggregate of 2,705,000 shares of Common Stock to 14 consultants in connection with services rendered regarding the promotion of the Company's motorcycles. The options are exercisable until December 2004. The exercise price for the options ranges between $.50 and $1.00 with the exception of 150,000 options which are exercisable at $.10. Each investor was provided with or had access to financial and other information concerning the Company and had the opportunity to ask questions concerning the Company and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         In November 1998, the Company issued an aggregate of 1,500,000 shares of Common Stock and granted options to purchase an aggregate of 200,000 shares of Common Stock exercisable at $1.00 per share until December 31, 2003 to four executive officers of the Company pursuant to the exemption from the registration requirements of the Act provided by Section 4(2) of the Act.

         Between November 1998 and January 1999, the Company completed a Regulation D Rule 506 private offering of approximately 35 Units of its securities (the "Units") to 10 accredited investors and 1 sophisticated investor from which the Company received gross proceeds of $870,000. Each Unit consisted of (i) a Senior Promissory Note in the principal amount of $25,000 and (ii) the right to receive a number of shares of Common Stock of the Company determined by dividing $12,500 by the subsequent public offering price per share of the Company's Common Stock in an underwritten public offering from which the Company receives at least $5,000,000 gross proceeds. Barron Chase Securities, Inc., ("Barron") acted as the selling agent for the offering. In consideration for acting as selling agent, Barron received a placement fee equal to ten percent (10%) of the proceeds received from this offering and an unaccountable expense allowance equal to 3% of the proceeds received from this offering.

         Between December 1998 and February 1999, the Company obtained lines of credit in the aggregate amount of $1,405,000 from accredited investors. The line of credit accrues interest at 10% and 8% respectively. In connection with obtaining the lines of credit, the Company agreed to issue an aggregate of 1,275,000 shares of common stock to the ^providers of the credit lines. Each line of credit provider was provided with or had access to financial and other information concerning the Company and had the opportunity to ask questions concerning the Company and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to
Section 4(2) of the Act.

ITEM 27. EXHIBITS

Exhibits          Description of Document
--------          -----------------------
1.1               Form of Underwriting Agreement (3)
1.2               Form of Selected Dealer Agreement (3)
2.1               Amended and Restated Articles of Incorporation of American Quantum Cycles, Inc., filed
                  November 21, 1997(1)
2.2               Amended Articles of Incorporation of American Quantum Cycles, Inc. filed April 6, 1998, creating "Series A 7% Convertible Preferred Stock"(1)

                                      II-4


2.3               Amended and Restated Bylaws of American Quantum Cycles, Inc.(1)
3.2               American Quantum Cycles, Inc. Amended 1997 Stock Option Plan(1)
4.1               Form of Common Stock Certificate (2)
4.2               Warrant Agreement between the Company and Barron Chase Securities, Inc. (3)
4.3               Form of Warrant Certificate (3)
5.1               Opinion of Atlas, Pearlman, Trop & Borkson, P.A. (2)
10.1              Consulting Agreement between American Quantum Cycles, Inc. and Greenstone Financial
                  Corporation dated May 9, 1997(1)
10.2              License Agreement between Feuling Advanced Technologies, Inc. and American Quantum
                  Cycles, Inc. dated as of August 19, 1997(1)
10.3              Agreement between the Company and Ferrex International, Inc.(1)
10.4              Sample Dealer Agreement(1)
10.5              Lease Agreement between the Company and Bruce and Karen Weiss effective May 1, 1997(1)
10.6              Amendment to Lease Agreement between the Company and Bruce and
                  Karen Weiss dated January 29, 1998(1)
10.7              Employment Agreement with Richard K. Hagen (2)
10.8              Employment Agreement with Gary W. Irving (2)
10.9              Financial Advisory Agreement between the Company and Barron Chase Securities, Inc.(3)
10.10             Merger and Acquisition Agreement between the Company and Barron Chase Securities, Inc.(3)
23.1              Consent of Pricher and Company Certified Public Accountants(3)
23.2              Consent of Atlas, Pearlman, Trop & Borkson, P.A. (contained in such firm's opinion filed as
                  Exhibit 5.1) (2)
27                Financial Data Schedule

----------------

(1) Incorporated by reference from the Company's Registration Statement on Form 10-SB filed April 24, 1998 (File No. 000-24083).
(2)      To be filed by Amendment
(3)      Filed herewith

ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.
                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement.
                  (iii) Include any additional or changed material information on the plan of distribution;

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be the initial bona fide offering; and

         (3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) The Company will provide to the Underwriters at the closing specified in the Underwriter's Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         For the purpose of determining any liability under the Securities Act, the Company will treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Securities and Exchange Commission declares it effective.

         For the purpose of determining any liability under the Securities Act, the Company will treat such post-effective amendment that contains a form of Prospectus as a new Registration Statement for the securities offered in the Registration Statement therein, and treat the Offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the city of Melbourne, State of Florida on March 10, 1999.

                                               AMERICAN QUANTUM CYCLES, INC.


                                               By: /s/ Richard K. Hagen
                                                   --------------------
                                                    Richard K. Hagen, President

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                                      TITLE                                    DATE
---------                                      -----                                    ----
                                               Chairman of the
                                               Board of Directors,
/s/Richard Hagen                               Principal Executive Officer,
--------------------------                     Principal Financial Officer              March 10, 1999
Richard Hagen                                  and President



/s/Jim Cheal                                   Vice President
--------------------------                     and Director                             March 10, 1999
Jim Cheal


/s/Jeffrey W. Starke                           Vice President
--------------------------                     and Director                             March 10, 1999
Jeffrey W. Starke


/s/Denise O'Brien
--------------------------
Denise O'Brien                                 Director                                 March 10, 1999


/s/Gary Irving                                 Executive Vice President, Chief
--------------------------                     Operating Officer and Director           March 10_, 1999
Gary Irving


/s/Linda Condon                                Principal Accounting Officer
--------------------------                     and Treasurer                            March 10, 1999
Linda Condon

                                  EXHIBIT LIST
                                  ------------

EXHIBIT
NUMBER                                      DESCRIPTION
-------                                     -----------


1.1               Form of Underwriting Agreement (3)
1.2               Form of Selected Dealer Agreement (3)
4.2               Warrant Agreement between the Company and Barron Chase
                  Securities, Inc. (3)
4.3               Form of Warrant Certificate (3)
10.9 Financial Advisory Agreement between the Company and Barron Chase Securities, Inc.(3)
10.10 Merger and Acquisition Agreement between the Company and Barron Chase Securities, Inc.(3)
23.1              Consent of Pricher and Company Certified Public Accountants(3)